                                               FILED PURSUANT TO RULE 424(b)(1)
                                                     REGISTRATION NO. 333-35843

                                    $36,000,000

[SOUTHERN MINERAL CORPORATION LOGO]

                           SOUTHERN MINERAL CORPORATION

                6.875% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2007

    Southern Mineral Corporation ("SMC" or the "Company") is offering (the "Offering") $36,000,000 aggregate principal amount of 6.875% Convertible Subordinated Debentures due 2007 (the "Debentures"). Interest on the Debentures will be payable semi-annually on April 1 and October 1 of each year, commencing April 1, 1998. The Debentures are convertible at any time prior to maturity, unless previously redeemed or repurchased into shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company, at a conversion price of $8.26 per share (equivalent to a conversion rate of 121.07 shares of Common Stock of the Company per $1,000 principal amount of Debentures), subject to adjustment under certain circumstances. The Debentures will mature on October 1, 2007. The Common Stock is quoted on The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "SMIN." On September 30, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $7.13 per share.
    The Debentures are unsecured obligations subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of SMC and are effectively subordinated in right of payment to all indebtedness and other liabilities of its subsidiaries. At June 30, 1997, the Company had outstanding Senior Indebtedness of approximately $20.2 million. See "Description of Debentures -- Subordination." The Indenture (as defined herein) does not restrict the incurrence of additional indebtedness by the Company or any of its subsidiaries. See "Description of Debentures -- Subordination." The Company may not redeem the Debentures, prior to October 1, 1999. During the period October 1, 1999 to October 1, 2000, the Company may redeem the Debentures if the Closing Price Per Share (as defined herein) of the Common Stock exceeds the conversion price by 30% or more for at least 20 consecutive trading days. After October 1, 2000 and prior to maturity of the Debentures, the Company may redeem the Debentures, regardless of the trading price of its Common Stock. Any optional redemption by the Company of the Debentures will be at the redemption prices set forth herein, plus accrued and unpaid interest to the redemption date. See "Description of Debentures -- Optional Redemption by the Company." Upon a Change of Control (as defined herein), each holder of the Debentures may require the Company to repurchase its Debentures, in whole or in part, for cash at a repurchase price of 100% of the principal amount of Debentures to be repurchased, plus accrued and unpaid interest to the repurchase date. See "Description of Debentures -- Redemption at Option of Holders Upon a Change of Control."
    The Debentures will be issued in the form of one or more global Debentures (the "Global Debenture") registered in the name of Cede & Co., as nominee of The Depository Trust Company, which will act as depositary ("DTC" or the "Depositary"). Beneficial interest in the Debentures will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its direct and indirect participants. Except as described herein, Debentures in definitive form will not be issued. See "Description of Debentures -- Book-Entry."
    The Debentures have been approved for quotation on the Nasdaq SmallCap Market under the symbol "SMING." Because the Debentures are convertible into Common Stock, the prices at which the Debentures trade in the market will likely be affected by the price of the Common Stock.

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE DEBENTURES.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

===========================================================================================================================
                                          PRICE TO PUBLIC(1)        UNDERWRITING DISCOUNT(2)    PROCEEDS TO THE COMPANY(3)
---------------------------------------------------------------------------------------------------------------------------
Per Debenture.......................             100%                          5%                          95%
---------------------------------------------------------------------------------------------------------------------------
Total(4)............................         $36,000,000                   $1,800,000                  $34,200,000
===========================================================================================================================

(1) Plus accrued interest, if any, from October 7, 1997.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(3) Before deducting estimated expenses of $300,000, payable by the Company.
(4) The Company has granted to the Underwriters an option for 30 days from the date hereof to purchase up to $5,400,000 aggregate principal amount of additional Debentures on the same terms set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to the Company will be $41,400,000, $2,070,000 and $39,330,000, respectively. See "Underwriting."

                             ---------------------

    The Debentures are offered by the several Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders, in whole or in part, and subject to certain other conditions. It is expected that the Debentures will be ready for delivery in book-entry form only through the facilities of DTC in New York, New York on or about October 7, 1997, against payment therefor in immediately available funds.

                             ---------------------

MORGAN KEEGAN & COMPANY, INC.
                         MCDONALD & COMPANY
                            SECURITIES, INC.
                                             RAUSCHER PIERCE REFSNES, INC.

                 The date of this Prospectus is October 2, 1997

[Map of United States areas of exploitation, exploration and development activity. Map of Canadian areas of exploitation, exploration and development activity. Map of South America areas of exploitation, exploration and development activity. Bar Chart depicting reserve life index and present value (discounted at 10%) of estimated pre-tax future net cash flows for the fiscal years ended 1994, 1995, 1996 and pro forma 1996. Bar Chart depicting revenues and net income for the fiscal years ended 1994, 1995, 1996 and the six month period ended June 30, 1996.]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBENTURES AND THE COMMON STOCK, INCLUDING OVERALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE DEBENTURES AND THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). SEE "UNDERWRITING."

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information, the historical Consolidated Financial Statements, the Pro Forma Condensed Consolidated Financial Statements, and the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise specified, the information contained in this Prospectus assumes no exercise of the Underwriters' over-allotment option. Unless the context otherwise requires, all references herein to "SMC" or the "Company" shall mean Southern Mineral Corporation and its consolidated subsidiaries. Certain terms relating to the oil and gas business are defined in "Glossary."

                                  THE COMPANY

     Southern Mineral Corporation is a Houston based independent oil and gas company engaged in the acquisition, exploitation, exploration and development of oil and gas properties in the U.S., Canada and Ecuador, with a primary focus on the U.S. Gulf Coast Basin, both onshore and offshore. As of December 31, 1996, the Company had estimated net proved reserves of 38.5 Bcfe and a present value (discounted at 10%) of estimated pre-tax future net cash flows ("PV-10 Value") of $64.1 million with a Finding Cost (as defined herein) of $0.54 per Mcfe. The Company has undergone a transformation over the last two years since the current management was installed in January of 1995 and began implementing a new growth strategy. By focusing on acquisitions in the Company's three core business areas, utilizing advanced technology and controlling capital risk, the Company has experienced significant increases in reserves, cash flows and production. From December 31, 1994 to December 31, 1996, the Company has increased:

     - estimated net proved reserves from 2.2 Bcfe to 38.5 Bcfe;

     - the PV-10 Value from $2.8 million to $64.1 million;

     - average oil and gas production from 2.1 MMcfe per day in 1994 to 13.0 MMcfe per day;

     - oil and gas revenues from $1.7 million in 1994 to $11.8 million in 1996;

     - EBITDA (as defined herein) from $303,000 in 1994 to $8.1 million in 1996; and

     - earnings per share from a loss of $0.78 in 1994 to a profit of $0.34 in 1996.

     In addition, the Company consummated three acquisitions during 1997 that increased estimated net proved reserves on a pro forma basis (giving effect to such acquisitions as of December 31, 1996) to 53.9 Bcfe with a PV-10 Value of $87.3 million. Furthermore, the Company has an aggressive capital expenditure budget targeted towards acquisitions and exploratory drilling. During the first six months of 1997, the Company expended $16.4 million for acquisitions and $4.3 million for exploratory and development drilling. The Company has budgeted $2.5 million for acquisitions and $10.1 million for exploratory drilling and follow-on development drilling through the end of 1998.

                               BUSINESS STRATEGY

     The Company's business strategy is to increase reserves and shareholder value through a balanced program of acquisitions, controlled risk exploration and management of producing properties. The Company's acquisition strategy is to pursue properties in areas of its geographic focus where it can obtain operating control or a significant ownership interest. The Company's exploration activities focus on identifying higher risk projects with the potential to significantly increase reserves while reducing the Company's financial exposure by participating with industry partners. A majority of the Company's exploration projects were internally generated by the Company's staff of geoscientists using current evaluation techniques such as 3-D seismic surveys. The primary use of proceeds from the Offering will be to repay indebtedness incurred to finance acquisitions during the first six months of 1997. See "Use of Proceeds."

                              RECENT ACQUISITIONS

     Santa Elena Project, Ecuador. In June 1997, the Company acquired a 10% interest in the Santa Elena Project for approximately $2.5 million (the "Santa Elena Acquisition"). The Santa Elena Project was originally discovered in 1921 and has produced over 120 MMBbls, with peak production rates of 10,000 Bbls per day in 1955. In July 1996, Compania General de Combustibles. S.A. ("CGC") acquired the concession for the Santa Elena Project. CGC has implemented a redevelopment plan consisting primarily of mechanical remediation and improvements in field delineation. These preliminary activities have doubled production from 800 Bbls per day in January 1997 to 1,700 Bbls per day in September 1997. The Company expects these exploitation activities to be expanded by applying advanced drilling and production techniques, including horizontal drilling and extensive 2-D seismic surveys. Less than 5% of the Santa Elena Project has been developed, and the Company believes that, in addition to providing exploitation and development potential, significant exploration opportunities exist. On a pro forma basis as of December 31, 1996, the Company had estimated net proved reserves in the Santa Elena Project of 3.5 Bcfe with a PV-10 Value of $2.9 million.

     Big Escambia Creek Field, Alabama. In two transactions during 1997 (together, the "BEC Acquisition"), the Company acquired various working interests, averaging approximately 10%, in 13 oil and gas wells and a 37.7% working interest in the Albert Philyaw Unit 8-1 #1 well for a total of $13.9 million. The Big Escambia Creek Field contains long lived oil reserves, with a reserve life index of 9 years. On a pro forma basis as of December 31, 1996, the Company had estimated net proved reserves in the Big Escambia Creek Field of approximately 12.0 Bcfe with a PV-10 Value of $20.4 million.

                             EXPLORATION ACTIVITIES

     As part of the Company's business strategy of pursuing controlled risk exploration, the Company has entered into the following exploration projects:

     Matthews Project, Texas. The Company owns a 25% interest in the Matthews Project and has recently completed and interpreted an 18 square mile 3-D seismic survey of the project. The objective in the Matthews Project is to explore shallow formations including the Frio, Miocene and Yegua sands and deeper formations (up to 14,000 feet) in the Upper, Middle and Lower Wilcox sands. The Company believes that this project has the potential to add significantly to the Company's reserves if initial interpretations prove correct. The Company expects to drill two or more initial exploration wells during the fourth quarter of 1997.

     Alta Loma Project, Texas. The Company owns a 50% working interest in and is the operator of the Alta Loma Project. Permitting for a 14 square mile 3-D seismic survey is underway, with plans for the acquisition of seismic data in the fourth quarter of 1997. In addition to redevelopment and exploitation of previously developed zones, the Company believes that significant exploration potential exists in certain Lower Frio formations at depths of up to 15,000 feet. The Company anticipates commencing drilling in the Alta Loma Project in early 1998.

     Southern Eagle Project, Offshore, Gulf of Mexico. In January 1997, the Company acquired over 320 square miles of 3-D seismic data covering the shallow state waters off Matagorda Island, Texas. This area has recently been opened for extensive exploration as a result of recent advancements in 3-D seismic survey technology. As a result, the Company has identified a number of large target exploration prospects and is continuing to analyze the seismic data to identify additional prospects. The Company intends to participate in the public bid auction to be conducted by the State of Texas in October 1997 covering mineral leases in the area.

                        SIGNIFICANT PRODUCING PROPERTIES

     The Company had average production of 15.5 MMcfe per day during June 30, 1997. The Company's largest producing property is the Big Escambia Creek Field, which currently produces approximately 3.6 MMcfe (net) per day. In addition to its working interests, the Company owns mineral interests in approximately 347,000 net acres located primarily in Texas, New Mexico and southern Mississippi. Currently, the Company receives royalties and other payments from 24,536 net acres under lease to other operators, which provides cash flows without the costs and risks inherent in exploration and production. The Company received $678,064, $937,870 and $571,751 from royalties in 1995, 1996 and the first six months of 1997, respectively.

     The Company maintains its corporate headquarters at 500 Dallas Street, Suite 2800, Houston, Texas 77002, and its telephone number is (713) 658-9444.

                                  THE OFFERING

Securities Offered.........  $36,000,000 aggregate principal amount of 6.875%
                             Convertible Subordinated Debentures due 2007.

Maturity Date..............  October 1, 2007, unless earlier redeemed or converted.

Interest Payment Dates.....  April 1 and October 1, commencing April 1, 1998.

Interest...................  6.875% per annum.

Conversion.................  The Debentures are convertible at the option of the holder into Common Stock of the Company at any time prior to maturity, unless previously redeemed, at a conversion price of $8.26 per share (equivalent to a conversion rate of 121.07 shares per $1,000 principal amount of Debentures), subject to adjustment in certain circumstances. See "Description of Debentures -- Conversion Rights."

Redemption at the Option of
the Company................  The Debentures are not redeemable prior to October
                             1, 1999. During the period October 1, 1999 to October 1, 2000, the Debentures are redeemable, at any time and from time to time, at the option of the Company, in whole or in part, if the Closing Price Per Share of the Common Stock exceeds the conversion price by 30% or more for at least 20 consecutive Trading Days (as defined in the Indenture), ending on the date no more than ten days prior to the date the Debentures are called for redemption. After October 1, 2000 and prior to maturity of the Debentures, the Debentures are redeemable, at any time and from time to time, at the option of the Company, in whole or in part, regardless of the Closing Price Per Share of its Common Stock. Debentures redeemed at the option of the Company will be at the redemption prices set forth herein, plus accrued interest to the date of redemption. See "Description of
                             Debentures -- Optional Redemption by the Company."

Repurchase at the Option of
  Holders Upon Change of
  Control..................  In the event of a Change of Control, each holder of
                             Debentures may require the Company to repurchase the Debentures, in whole or in part, for cash at a repurchase price of 100% of the principal amount of the Debentures to be repurchased, plus accrued interest to the repurchase date. Among other events, a merger or consolidation of the Company resulting in a change or exchange of the Common Stock (other than a merger to effect a change in the state of incorporation) will constitute a Change of Control. See "Description of
                             Debentures -- Repurchase at Option of Holders Upon a Change of Control."

Subordination..............  The Debentures are unsecured and subordinate in right of payment to all existing and future Senior Indebtedness of the Company. The Debentures also are effectively subordinated in right of payment to all indebtedness and other liabilities of the subsidiaries of the Company. The Indenture will not restrict the incurrence of additional indebtedness by the Company or any of its subsidiaries. See "Description of Debentures -- Subordination," "Capitalization" and "Description of Credit Facility."

Use of Proceeds............  To repay all amounts outstanding under the
                             Company's secured reducing revolving line of credit (the "Credit Facility"), a substantial portion of which was used to finance recent acquisitions, to fund capital expenditures, including possible future acquisitions of oil and gas properties, and for general corporate purposes. See "Use of Proceeds."

Nasdaq National Market
Symbol for the Common
  Stock....................  "SMIN"

Nasdaq SmallCap Market
  Symbol for the
  Debentures...............  "SMING"

              SUMMARY FINANCIAL, OPERATING AND RESERVE INFORMATION
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, RATIOS AND OPERATING AND RESERVE DATA)

     The information presented below should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto, "Selected Consolidated Historical and Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Pro Forma Condensed Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus. The following financial information is not necessarily indicative of future results of the Company.

                                                                                  SIX MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,                         JUNE 30,
                               --------------------------------------   -------------------------------------
                                                            PRO FORMA                               PRO FORMA
                                1994      1995     1996      1996(1)       1996          1997        1997(1)
                               -------   ------   -------   ---------   -----------   -----------   ---------
                                                                        (UNAUDITED)   (UNAUDITED)
INCOME STATEMENT DATA:
Oil and gas revenues.........  $ 1,747   $2,044   $11,780    $14,996      $5,433        $ 6,720      $ 7,771
Total revenues...............    1,813    2,214    12,233     15,449       5,829          7,264        8,315
Net income (loss)............   (3,133)    (137)    2,434      2,313       1,445          1,662        1,164
Primary net income (loss) per
  share......................  $ (0.78)  $(0.02)  $  0.34    $  0.32      $ 0.21        $  0.16      $  0.12
Primary weighted average
  common shares
  outstanding(2).............    4,162    5,701     7,215      7,215       6,846         10,113       10,113
COVERAGE RATIOS:
EBITDA(3)....................  $   303   $  885   $ 8,095    $10,541      $3,849        $ 4,641      $ 5,335
EBITDA to fixed charges(4)...       --       --       6.5x       3.5x        6.2x          19.4x         4.5x
Earnings to fixed
  charges(4).................       --       --       3.5x       2.0x        4.2x          12.0x         2.6x

                                                          DECEMBER 31,                 JUNE 30, 1997
                                                   --------------------------   ----------------------------
                                                    1994     1995      1996     HISTORICAL    AS ADJUSTED(1)
                                                   ------   -------   -------   -----------   --------------
                                                                                (UNAUDITED)    (UNAUDITED)
BALANCE SHEET DATA:
Working capital..................................  $1,683   $(3,889)  $ 2,235     $ 1,379        $16,479
Property and equipment, net......................   1,347    18,042    20,599      37,239         37,239
Total assets.....................................   3,370    21,667    24,386      43,702         60,502
Long-term debt...................................      --     9,920     3,900      19,200         36,000
Stockholders' equity.............................   3,080     5,181    18,634      20,246         20,246

                                                                                       SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                    JUNE 30, 1997
                                    --------------------------------------------    -----------------------
                                                                       PRO FORMA                     PRO
                                     1994       1995        1996        1996(1)     HISTORICAL    FORMA(1)
                                    -------    -------    ---------    ---------    ----------    ---------
OPERATING DATA:
Production
  Oil (Bbls)......................   78,866     84,848      233,418     438,118        122,601      167,511
  Gas (Mcf).......................  300,544    404,319    3,357,906    3,671,006     1,800,967    1,922,051
         Total (Mcfe).............  773,740    913,407    4,758,414    6,299,714     2,536,573    2,927,117
Average sales price
  Oil ($ per Bbl).................   $15.31     $16.23       $18.92      $19.20         $20.06       $19.27
  Gas ($ per Mcf).................     1.80       1.65         1.97        2.02           2.24         2.23
  Average ($ per Mcfe)............     2.26       2.24         2.48        2.62           2.65         2.65
Average production expenses and
  production taxes ($ per Mcfe)...    $0.71      $0.72        $0.58       $0.67          $0.64        $0.67

                                                                          DECEMBER 31,
                                                       ---------------------------------------------------
                                                                                                PRO FORMA
                                                         1994          1995          1996        1996(5)
                                                       ---------    ----------    ----------    ----------
RESERVE DATA(6)(7):
Proved reserves
  Oil (Bbls).........................................    228,196     1,555,896     1,467,544     3,468,237
  Gas (Mcf)..........................................    786,060    26,430,677    29,657,858    33,107,407
         Total (Mcfe)................................  2,155,236    35,766,053    38,463,122    53,916,829
Percent gas reserves.................................         36%           74%           77%           61%
Percent oil reserves.................................         64%           26%           23%           39%
Reserve life index (years)(8)........................        4.5           8.5           7.1           7.7
PV-10 Value (pre-tax) (in thousands)(9)..............     $2,837       $27,415       $64,079       $87,334
Producing wells
  Gross..............................................         48         1,838         1,920         3,629
  Net................................................          5            46            90         260.6

---------------

(1) The summary unaudited pro forma income statement and operating data (i) for the year ended December 31, 1996 give pro forma effect to the Offering, the BEC Acquisition and the SMD Acquisition as if such transactions had occurred on January 1, 1996, and (ii) for the six months ended June 30, 1997 give pro forma effect to the Offering, the BEC Acquisition as if such transaction had occurred on January 1, 1997. The summary unaudited as adjusted balance sheet data as of June 30, 1997 adjusts the historical unaudited balance sheet data for the Offering and the application of the proceeds therefrom. Such pro forma data are not necessarily indicative of what the Company's results would have actually been if such events had occurred at the dates indicated.

(2) Does not include shares issuable upon conversion of the Debentures or upon exercise of outstanding employee stock options.

(3) EBITDA is defined as net income plus income taxes, net interest expense, depletion, depreciation and amortization, exploration expenses and all non-recurring items. The Company believes that EBITDA may provide additional information about the Company's ability to meet its future requirements for debt service, capital expenditures and working capital. EBITDA is a commonly used financial measure and should not be considered as a substitute for net income, operating income, net cash flows provided by operating activities or any other measure of a company's profitability or liquidity.

(4) For purposes of calculating this ratio, "Earnings" consist of pre-tax income from continuing operations and fixed charges, excluding capitalized interest and "Fixed charges" consist solely of interest expense, whether expensed or capitalized, amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized. The Company had no fixed charges for the years 1994 and 1995.

(5) The summary pro forma reserve data as of December 31, 1996 give effect to the BEC Acquisition and the Santa Elena Acquisition as if such transactions had occurred on December 31, 1996.

(6) See "Business -- Oil and Gas Reserve Information."

(7) For limitations on the accuracy and reliability of reserves and pre-tax cash flow estimates, see "Risk Factors -- Uncertainty of Estimates of Reserves and Future Net Cash Flows."

(8) The reserve life index is calculated by dividing estimated proved reserves (on an Mcfe basis) by projected production volumes for the next twelve months (on an Mcfe basis).

(9) Future cash flows attributable to the Company's historical estimated proved reserves were based on an average gas price of $3.24 per Mcf and an average oil price of $24.08 per Bbl at December 31, 1996. The average price received for production in 1996 was $1.97 per Mcf and $18.92 per Bbl.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact included in this Prospectus, including without limitation, statements under "Prospectus Summary," "Management's Discussions and Analysis of Financial Condition and Results of Operations" and "Business and Properties" regarding the Company's financial position, estimated quantities of reserves, business strategy and plans and objectives for future operations are forward-looking statements. These forward-looking statements are commonly identified by the use of such terms and phrases as "intends," "estimates," "expects," "projects," "anticipates," "foreseeable future," "seeks," "believes" and "scheduled" and, in many cases, are followed by a cross-reference to "Risk Factors." Although the Company believes that the assumptions upon which such forward-looking statements are based are reasonable, it can give no assurance that such assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed below and elsewhere in this Prospectus. All forward-looking statements in this Prospectus are expressly qualified by the Cautionary Statements.

                                  RISK FACTORS

     Prospective purchasers of the Debentures should carefully review the information contained elsewhere in this Prospectus and should particularly consider the following risk factors.

SIGNIFICANT LEVERAGE AND DEBT SERVICE REQUIREMENTS

     Following the Offering, the Company will have a higher level of indebtedness and will have the ability to incur substantial additional indebtedness. The level of the Company's indebtedness could have several important effects on the Company's future operations, including, among others,
(i) its ability to obtain additional financing for working capital, acquisitions, capital expenditures, general corporate and other purposes may be limited, (ii) a significant portion of the Company's cash flow from operations may be dedicated to the payment of principal and interest on its indebtedness, thereby reducing funds available for other purposes and (iii) the Company's significant leverage could make it more vulnerable to economic downturns. The Company's ability to meet its debt service obligations and reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to the success of its business strategy, general economic conditions, industry cycles, interest rates, and financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's business will generate sufficient cash flow from operations to meet its debt service requirements and the payment of principal when due, and, if the Company is unable to do so, it may be required to sell assets, to refinance all or a portion of its indebtedness, or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained.

SUBORDINATION

     The Debentures are a direct obligation of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company and effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's subsidiaries. No payment of principal, premium if any, or interest on the Debentures may be made if there shall have occurred and be continuing (i) a default in the payment of principal of (or premium, if any) or interest on Senior Indebtedness and (ii) an event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof. In addition, for a period of 180 days following notice to the Trustee (as defined herein) by a holder of certain Senior Indebtedness, no such payment may be made with respect to the Debentures if there is a default in such indebtedness which gives the holder thereof the right to accelerate the maturity or demand payment in full of such Senior Indebtedness. At August 31, 1997, Senior Indebtedness of the Company was $20.7 million, substantially all of which was guaranteed by subsidiaries of the Company and secured by liens on substantially all of the assets of the Company.

     The Company derives a substantial portion of its revenues from the operations of its subsidiaries. The ability of the Company to make interest payments on or redeem the Debentures and to pay dividends, if any, on the Common Stock of the Company will depend, in part, upon the receipt of dividends or other payments from such subsidiaries. The payment of dividends from the subsidiaries to the Company and the payment of any interest on or the repayment of any principal of any loans or advances made by the Company to any of its subsidiaries may be subject to statutory restrictions and are contingent upon the earnings of such subsidiaries. Although the Company believes that cash flow from its operations together with distributions and dividends from its subsidiaries will be sufficient to make all required payments on the Debentures as well as to meet the Company's other obligations, there can be no assurance they will be sufficient. Claims of the creditors of the Company's subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over the claims of the creditors of the Company, including holders of Debentures. The Debentures will not be guaranteed by the Company's subsidiaries nor will they be secured by any of the assets of the Company or any of its subsidiaries.

     There are no covenants in the Indenture that limit the ability of the Company to incur additional indebtedness, including indebtedness that ranks senior to the Debentures or to grant liens to secure outstanding or new indebtedness. The Indenture and the Debentures do not contain any financial covenants or similar restrictions respecting the Company or its subsidiaries and, therefore, the holders of the Debentures will have no protection (other than rights upon Events of Default as described under the caption "Description of Debentures") from adverse changes in the Company's financial condition.

FUNDING OF REDEMPTION OBLIGATIONS; ABSENCE OF SINKING FUND

     There is no sinking or other fund with respect to the Debentures, and at maturity the entire outstanding principal amount thereof will become due and payable by the Company. Upon a Change of Control, each holder of the Debentures may require the Company to repurchase its Debentures, in whole or in part, for cash at a repurchase price of 100% of the principal amount of Debentures to be redeemed, plus accrued interest to the redemption date. See "Description of Debentures -- Repurchase at Option of Holders Upon a Change of Control." The source of funds for any such payment at maturity or earlier redemption will be the Company's available cash or cash generated from operating or other sources, including, without limitation, borrowings or sales of assets or equity securities of the Company. There can be no assurance that sufficient funds will be available at the time of any such maturity or earlier redemption to pay such principal or to fund any required purchase. Moreover, the purchase of Debentures as a result of a Change of Control could create an event of default under existing Senior Indebtedness of the Company, as a result of which any redemption could, absent a waiver from the lender of the Senior Indebtedness, be blocked by the subordination provisions of the Debentures. See "Description of Debentures -- General," "-- Optional Redemption by the Company" and
"-- Redemption at Option of Holders Upon a Change of Control."

LACK OF PUBLIC MARKET

     Although the Debentures have been approved for quotation on the Nasdaq SmallCap Market, there is no existing market for the Debentures, and there can be no assurance regarding the future development or maintenance of a market for the Debentures or the ability of holders of the Debentures to sell their Debentures or the price at which such holders may be able to sell their Debentures. If such a market were to develop, the Debentures could trade at prices that may be lower than the initial offering price depending on many factors, including interest rates, the trading price of the Company's Common Stock, the Company's operating results, industry trends and the market for similar securities.

VOLATILITY OF OIL AND GAS PRICES

     The Company's revenues, profitability, future growth and value of its oil and gas properties are highly dependent upon the prices of oil and gas. In addition, borrowings under the Company's Credit Facility are limited by a borrowing base which is determined in part on the prices for oil and gas. Market conditions make it difficult to estimate future prices of oil and natural gas. In the past, the Company's average annual sales price for oil and natural gas has been volatile, and it is likely that oil and gas prices will continue to fluctuate in the future. Various factors beyond the Company's control affect prices of oil and natural gas, including worldwide and domestic supplies of oil and natural gas, the ability of the members of the Organization of Petroleum Exporting Countries ("OPEC") to agree to and maintain oil price and production controls, political instability or armed conflict in oil-producing regions, the price of foreign imports, the level of consumer demand, the price and availability of alternative fuels, the availability of pipeline capacity and changes in existing federal regulation and price controls. A material or extended decline in the price of oil or gas may render the development of the Company's oil and gas properties commercially unattractive, have a material adverse effect on its financial condition and results of operations, and limit its ability to incur indebtedness or otherwise finance its operations.

SHORTAGES OF RIGS, EQUIPMENT, SUPPLIES AND PERSONNEL

     There is a general shortage of drilling rigs, equipment and supplies which the Company believes may intensify. The costs and delivery times of rigs, equipment and supplies are substantially greater than in prior periods and are currently escalating. Shortages of drilling rigs, equipment or supplies could delay and adversely affect the Company's exploration and development operations, which could have a material adverse effect on its financial condition and results of operation.

     The demand for, and wage rates of, qualified rig crews have begun to rise in the drilling industry in response to the increasing number of active rigs in service. Such shortages have in the past occurred in the industry in times of increasing demand for drilling services. If the number of active drilling rigs continues to increase, the oil and gas industry may experience shortages of qualified personnel to operate drilling rigs, which could delay the Company's drilling operations and adversely effect the Company's financial condition and results of operations.

LIMITED HISTORY OF OPERATING PROFITS

     The Company incurred net losses from operations of $1,044,000, $537,000, $3,133,000 and $137,000 for each of the years ended December 31, 1992, 1993, 1994 and 1995, respectively. For the year ended December 31, 1996 and the six months ended June 30, 1997, the Company reported net income of $2,434,000 and $1,662,000, respectively. No assurance can be made that the Company will operate profitably in the future. The likelihood of the Company's future profitability must be considered in light of the financial, business and operating risks, expenses, difficulties, and delays frequently encountered in connection with the oil and gas acquisition, exploration, development and production business in which the Company is engaged. The financial statements included and incorporated by reference herein do not include any adjustments that may result from these uncertainties.

UNCERTAINTY OF ESTIMATES OF RESERVES AND FUTURE NET CASH FLOWS

     This Prospectus contains the Company's estimated proved oil and gas reserves and the PV-10 Value of the Company's estimated proved reserves and related information. The reserve estimate information as of December 31, 1994 was prepared by Hedrick and Associates, which firm is no longer in business. Netherland, Sewell & Associates ("Netherland, Sewell") prepared the domestic reserve estimates as of December 31, 1995 and audited the December 31, 1996 domestic reserve estimates that were prepared by the Company. McDaniel & Associates Consultants Ltd. ("McDaniel & Associates") prepared the Canadian reserve estimates as of December 31, 1995 and 1996. The pro forma reserve estimates as of December 31, 1996 give effect to the BEC Acquisition and the Santa Elena Acquisition as if such transactions occurred on December 31, 1996. Reserve estimates attributable to the BEC Acquisition were prepared by Netherland, Sewell and reserve estimates attributable to the Santa Elena Acquisition were prepared by Ryder Scott Company Petroleum Engineers ("Ryder Scott").

     Estimated proved reserves of oil and natural gas are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be economically producible under existing conditions. There are numerous uncertainties inherent in estimating quantities and values of proved reserves and in projecting future rates of production and the timing of development expenditures, including factors involving reservoir engineering, pricing and operating and regulatory constraints. Reserve assessment is a subjective process of estimating the recovery from underground accumulations of hydrocarbons that cannot be measured in an exact way. All reserve estimates are to some degree speculative, and various classifications of reserves only constitute attempts to define the degree of speculation involved. The accuracy of any reserve estimate is a function of available data, engineering and geological interpretations and judgments based on the data and assumptions regarding oil and gas prices. Accordingly, as further information is acquired relating to the Company's oil and gas properties, reserve estimates are likely to differ from the quantities of hydrocarbons that are ultimately recovered. Results of drilling, testing and production history from the properties in which the Company has an interest and changes in oil and gas prices and cost estimates subsequent to the date of its reserve estimates could require substantial adjustments, either upward or downward, to such estimates. Any downward adjustment could adversely effect the Company's financial condition, future prospects and market value of the Debentures and the Common Stock.

     The PV-10 Value attributable to estimated proved reserves disclosed herein should not be construed as the current market value of the Company's reserves. In accordance with applicable requirements of the Securities and Exchange Commission (the "Commission"), the future net cash flows attributable to estimated net proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by the amount and timing of both the production and the lifting and development costs. The 10% discount rate, which is required by the Commission to be used as a discount rate, is not necessarily the most appropriate discount rate based on interest rates in effect from time to time and risks associated with the Company or the oil and gas industry in general. See "Business -- Oil and Gas Reserve Information."

FINDING AND ACQUIRING ADDITIONAL RESERVES

     The Company's future success depends upon its ability to find, develop and acquire additional oil and gas reserves that are economically recoverable. Unless the Company conducts successful exploration or development activities or acquires properties containing reserves, the reserves of the Company will generally decline as they are produced. There can be no assurance that the Company's development projects and acquisition, development or exploration activities will result in additional reserves. If prevailing oil and gas prices were to increase significantly, the Company's Finding Costs to add new reserves could increase. The business of purchasing oil and gas properties involves a high degree of business and financial risk, especially the risk that prices subsequently decline or that the reserves actually recovered are less than those anticipated by the Company at the time of purchase. The cost of drilling, completing and operating wells is uncertain, and drilling or production may be curtailed or delayed as a result of many factors. See "Business -- Exploitation and Exploration Activities."

ACQUISITION RISKS

     The Company intends to continue acquiring oil and gas properties. Generally, it is not feasible to review in detail every individual property involved in an acquisition. Ordinarily, review efforts are focused on the higher-valued properties. A detailed review of all potential properties and records may not adequately reveal existing or potential problems or permit the Company to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections are not always performed on every well and environmental problems, such as groundwater contamination, are not necessarily revealed when an inspection is undertaken. Property acquisition decisions generally are based on various assumptions and subjective judgments that are speculative. If the Company over-estimates the potential oil and gas reserves of a property to be acquired or if subsequent operations on the property are unsuccessful, then acquisition of the property could result in substantial losses to the Company.

     There can be no assurance any acquisitions will be made by the Company. Additionally, larger acquisitions may involve substantially higher costs and may pose additional operating issues regarding the integration of operations. The rate at which the Company is able to sustain any future growth may be limited to the extent that it requires but is unable to obtain suitable financing or to timely expand its existing staff and operating capabilities. See
"Business -- Acquisition Activities."

OPERATING HAZARDS AND UNINSURED RISKS; PRODUCTION CURTAILMENTS

     The oil and gas business involves a variety of operating risks, including, but not limited to, unexpected formations or pressures, uncontrollable flows of oil, gas, brine or well fluids into the environment (including groundwater contamination), blowouts, cratering, fires, explosions, pollution and other risks, any of which could result in personal injuries, loss of life, damage to properties and substantial losses. Although the Company carries insurance which it believes is reasonable, it is not fully insured against all risks. Losses and liabilities arising from uninsured or under-insured events could have a material adverse effect on the financial condition and operations of the Company.

     From time to time, due to contract terms, pipeline interruptions, weather conditions or other factors, the producing wells in which the Company owns an interest may be subject to production curtailments. Such curtailments may range from production being partially restricted to wells being completely shut-in. The duration of curtailments may vary from a few days to several months.

DEPENDENCE ON KEY PERSONNEL

     The Company depends, and will continue to depend in the foreseeable future, on the services of its officers and key employees with extensive experience in the oil and gas business. The ability of the Company to retain its officers and key employees is important to the continued success and growth of the Company. The loss of key personnel could have a material adverse effect on the Company. The Company does not maintain key person life insurance on any of its officers or employees. See "Management."

NEED FOR ADDITIONAL CAPITAL

     The oil and gas industry is capital intensive. The Company's ability to expand its reserve base is dependent upon the availability of internally generated cash flow and financing alternatives. Such financing may consist of bank or other commercial debt, forward sales of production, the issuance of equity or debt securities or any combination thereof. There can be no assurance that the Company will be successful in obtaining additional financing if and when required. Any substantial increase in the Company's level of indebtedness through borrowings or the issuance of debt securities may significantly decrease the financial flexibility of the Company. The Company is unable to estimate the amount of any financing that it may need to acquire and develop additional properties. If the Company is unable to obtain such financing if and when needed, the Company may be forced to curtail property acquisition and development activities. See "Business -- Acquisition Activities" and "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources."

EXPLORATORY DRILLING ACTIVITIES

     Exploratory drilling involves a high degree of financial and operating risk, including the risk that no commercially productive natural gas or oil reservoirs will be encountered. The cost of drilling and completing exploratory and development wells may vary materially from initial estimates. Drilling operations may be curtailed, delayed or canceled as a result of many factors, including, but not limited to, unexpected formations and drilling conditions, pressure or mechanical irregularities in formations, equipment failures or accidents, as well as title problems, weather conditions, compliance with governmental requirements, shortages or delays in the delivery of equipment, and financial instability of well operators, major working interest owners and well servicing companies. With respect to its properties for which it is not the operator, the Company is dependent upon the independent operator of wells to properly conduct leasing, drilling and completion activities. The independent operator's failure to properly perform could adversely affect the Company. The Company's decisions to participate in the drilling of exploratory wells, and, ultimately, the success of the Company's participation depends largely on the results of seismic survey data and other geological and geophysical data. The acquisition and interpretation of such data involves subjective professional judgment. Reliance upon such data and the interpretations thereof poses the risk that a decision to participate in the drilling of an exploratory well may be founded on incorrect, insufficient data, erroneous interpretations of the data, or both. See "Business -- Exploitation and Exploration Activities."

MARKET RISKS

     The availability of a ready market for the Company's oil and gas production depends on numerous factors beyond its control, including the demand for and supply of oil and gas, the proximity of the Company's natural gas reserves to pipelines, the capacity of such pipelines, fluctuations in production and seasonal demand, the effects of inclement weather and governmental regulation. New gas wells may be shut-in for lack of a market until a gas pipeline or gathering system with available capacity is extended into the area. Successful exploration wells, especially offshore wells, may have production curtailed until production facilities and pipelines are constructed. See
"Business -- Marketing."

EXCHANGE RATES

     Approximately 31% and 29% of the Company's revenues for the year ended December 31, 1996 and for the six months ended June 30, 1997, respectively, were derived from its Canadian properties. The revenues and expenses of the Company's Canadian operations are denominated in Canadian dollars. The Company records its transactions and prepares its financial statements in U.S. dollars. Fluctuations in the value of the two currencies may cause currency translations losses for the Company or reduced revenues and earnings, or both, with respect to its Canadian operations. The Company cannot predict the effect of exchange rate fluctuations upon future operating results.

GOVERNMENTAL AND ENVIRONMENTAL REGULATION

     Exploring for, producing and selling oil and gas are subject to a variety of federal, state, local and international governmental regulations, including regulation concerning the prevention of waste, the discharge of materials into the environment, the conservation of natural gas and oil, production, permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, the unitization and pooling of properties, the clean-up of well sites, and various other matters, including taxes. Laws and regulations protecting the environment are stringent and may in certain circumstances impose strict liability, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. Such laws and regulations may expose the Company to liability for the conduct of operations or conditions caused by others, or for acts of the Company which were in compliance with all applicable laws at the time such acts were performed. An increase in federal, state or local production or property taxes, the modification of existing laws or regulations or the adoption of new laws or regulations relating to environmental matters could have a material adverse effect on the Company's operations. See "Business -- Environmental and Other Regulations."

     The Federal Water Pollution Control Act ("FWPCA") imposes restrictions and strict controls regarding the discharge of produced waters and other oil and gas wastes into navigable waters. Permits must be obtained to discharge pollutants to state and federal waters. The FWPCA and analogous state laws provide for civil, criminal and administrative penalties for any unauthorized discharges of oil and other hazardous substances in reportable quantities and may impose substantial potential liability for the costs of removal, remediation and damages. State water discharge regulations and the federal permits prohibit or are expected to prohibit within the next year the discharge of water, sand and certain other substances related to the oil and gas industry, into coastal waters. Although the costs to comply with zero discharge mandates under federal or state law may be significant, the entire industry will experience similar costs and the Company believes that these costs will not have a material adverse effect on the Company's financial conditions and operations. Some oil and gas exploration and production facilities are required to obtain permits for their storm water discharges. Costs may be incurred in connection with treatment of wastewater or developing storm water pollution prevention plans. See
"Business -- Environmental and Other Regulations."

COMPETITION

     The oil and gas industry is highly competitive in many respects, including identification of attractive oil and gas properties and personnel to conduct such operations and activities. In seeking suitable opportunities, the Company competes with a number of other companies, including large oil and gas companies, numerous independent operators, individual proprietors and others with greater financial resources and, in some cases, with more experience. Many other oil and gas companies in the industry have financial resources, personnel and facilities substantially greater than those of the Company, and there can be no assurance that the Company can compete effectively with these competitors. See
"Business -- Competition."

DIVIDENDS

     The Company does not currently pay cash dividends on its Common Stock and does not anticipate paying such dividends in the foreseeable future. The Company's Credit Facility restricts the payment of dividends and other distributions.

CONCENTRATION OF OWNERSHIP

     The Company's directors and officers currently beneficially own, directly and through incentive stock options, approximately 30% of the Company's outstanding Common Stock (assuming the exercise of outstanding stock options). Accordingly, if such stockholders voted together, they could control or significantly influence the election of the Company's directors and other matters requiring action by its stockholders.

SHARES ELIGIBLE FOR FUTURE SALE

     Each of the Company and its directors and executive officers has agreed not to dispose of any shares of Common Stock for a period of 90 days from the date of this Prospectus without the consent of Morgan Keegan & Company, Inc. Following such period and subject to the volume and other limitations of Rule 144 under the Securities Act, all of the shares of Common Stock beneficially owned by directors and officers of the Company will be eligible for public sale. Moreover, the Company may issue shares of Common Stock in the future. Sales of substantial amounts of Common Stock in the public market, or the perception of the availability of shares for sale, could adversely affect the prevailing market price of the Common Stock and the Debentures and could impair the Company's ability to raise capital through the sale of its securities.

NEVADA TAKEOVER STATUTE

     Provisions of Nevada law requiring disinterested director or stockholder approval of certain business combinations between the Company and holders of 10% or more of the voting securities could have the effect of delaying, deferring or preventing a change in control of the Company. See "Description of Capital
Stock -- Certain Provisions of Charter Documents and Nevada Law."

                          PRICE RANGE OF COMMON STOCK

     The Common Stock is quoted on the Nasdaq National Market under the symbol "SMIN." Until July 22, 1997, the Common Stock was quoted on The Nasdaq Stock Market's SmallCap Market under the same symbol. The following table sets forth the range of high and low bid prices of the Common Stock as reported by The Nasdaq SmallCap Market for each of the quarters indicated through July 22, 1997 and the high and low bid prices of the Common Stock on the Nasdaq National Market from July 23, 1997 for the periods indicated.

                                                              HIGH      LOW
                                                              -----    -----
1994
  First Quarter.............................................  $2.13    $1.63
  Second Quarter............................................   2.00     0.69
  Third Quarter.............................................   1.38     0.94
  Fourth Quarter............................................   1.13     0.44
1995
  First Quarter.............................................  $1.25    $0.63
  Second Quarter............................................   1.25     0.94
  Third Quarter.............................................   1.06     0.75
  Fourth Quarter............................................   1.63     0.75
1996
  First Quarter.............................................  $2.13    $1.25
  Second Quarter............................................   3.38     1.81
  Third Quarter.............................................   5.00     2.88
  Fourth Quarter............................................   6.00     4.25
1997
  First Quarter.............................................  $7.75    $4.00
  Second Quarter............................................   5.50     3.50
  Third Quarter.............................................   7.13     4.13

     On September 30, 1997, the closing sale price for the Common Stock as quoted on the Nasdaq National Market was $7.13 per share. As of September 30, 1997, the Company had 627 holders of record of its Common Stock.

                                DIVIDEND POLICY

     The Company has not declared or paid a cash dividend on its Common Stock since 1994 and it is anticipated that the Company will continue to reinvest its earnings in its business and will not pay cash dividends. Declaration of dividends is within the discretion of the Company's Board of Directors. In addition, declaration of dividends is subject to certain restrictive covenants contained in the Company's Credit Facility.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Debentures are estimated to be $33.9 million ($39.0 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use the net proceeds to repay all amounts outstanding under its Credit Facility and to fund capital expenditures, including possible future acquisitions of oil and gas properties and businesses, and for general corporate purposes. To date, the Company has not reached an agreement in principal with any potential acquisition candidates. Amounts outstanding under the Credit Facility were used primarily to finance the cost of the BEC Acquisition and the Santa Elena Acquisition.

     On August 31, 1997, $20.7 million was outstanding under the Company's Credit Facility, which has an initial borrowing base of $25.7 million, which reduces at the rate of $300,000 per month and bears interest at the option of the Company, at either the floating prime rate or at the LIBOR rate plus 2.25% per annum. The effective interest rate on borrowings under the Credit Facility at August 31, 1997 was 7.9%.

                                 CAPITALIZATION

     The following table sets forth at June 30, 1997 the historical capitalization of the Company and as adjusted capitalization of the Company giving effect to the sale of the Debentures offered hereby and the application of the net proceeds therefrom. This table should be read in conjunction with the historical Consolidated Financial Statements, the Pro Forma Condensed Consolidated Financial Statements, and the notes thereto, appearing elsewhere in this Prospectus.

                                                                    JUNE 30, 1997
                                                              --------------------------
                                                              HISTORICAL     AS ADJUSTED
                                                              -----------    -----------
                                                              (UNAUDITED)    (UNAUDITED)
                                                                    (IN THOUSANDS)
Cash........................................................    $   168        $15,268
                                                                =======        =======
Short-term debt.............................................    $   809        $   809
                                                                =======        =======
Long-term debt:
  Credit Facility...........................................    $19,200        $    --
  Debentures offered hereby(1)..............................         --         36,000
Stockholders' equity:
  Common stock, par value $.01 per share; 20,000,000 shares
     authorized; 9,108,832 shares issued(2).................         91             91
  Additional paid-in capital................................     14,025         14,025
  Retained earnings.........................................      6,182          6,182
  Less: Treasury stock......................................        (52)           (52)
                                                                -------        -------
       Total stockholders' equity...........................     20,246         20,246
                                                                -------        -------
          Total capitalization..............................    $39,446        $56,246
                                                                =======        =======

---------------

(1) Assumes no exercise of the Underwriters' over-allotment option.

(2) Excludes shares of Common Stock reserved for issuance upon conversion of the Debentures and 1,738,878 shares of Common Stock reserved for issuance upon the exercise of warrants and options under the Company's various stock option and compensation plans.

         SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The information presented below should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto, "Summary Financial, Operating and Reserve Information," and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Pro Forma Condensed Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus. The following financial information is not necessarily indicative of future results of the Company.

                                                 YEAR ENDED DECEMBER 31,                          SIX MONTHS ENDED JUNE 30,
                                ---------------------------------------------------------   -------------------------------------
                                                                                PRO FORMA                               PRO FORMA
                                 1992      1993     1994      1995     1996      1996(1)       1996          1997        1997(1)
                                -------   ------   -------   ------   -------   ---------   -----------   -----------   ---------
                                                                                            (UNAUDITED)   (UNAUDITED)
INCOME STATEMENT DATA:
Revenues
  Oil and gas.................  $ 2,465   $2,891   $ 1,747   $2,044   $11,780    $14,996      $5,433        $ 6,720      $ 7,771
  Gain (loss) on sales of
    properties and assets.....      (26)     146        66      170       453        453         396            544          544
                                -------   ------   -------   ------   -------    -------      ------        -------      -------
        Total revenues........    2,439    3,037     1,813    2,214    12,233     15,449       5,829          7,264        8,315
Expenses
  Production..................      448      554       548      656     2,742      3,530       1,350          1,611        1,953
  Exploration.................    1,626    1,167     1,566      221       865        865          83            283          283
  Depletion, depreciation and
    amortization..............      971    1,208       704      792     2,875      3,769       1,181          1,492        1,992
  General and
    administrative............    1,003    1,030       903      702     1,682      1,693         823          1,134        1,149
Valuation reduction...........       --       --     1,724       --        --         --          --             --           --
Severance benefit.............       --       --       135      117        --         --          --             --           --
                                -------   ------   -------   ------   -------    -------      ------        -------      -------
        Total expenses........    4,048    3,959     5,580    2,488     8,164      9,857       3,437          4,520        5,377
                                -------   ------   -------   ------   -------    -------      ------        -------      -------
Income (loss) from
  operations..................   (1,609)    (922)   (3,767)    (274)    4,069      5,592       2,392          2,744        2,938
Other income, expenses and
  deductions
  Interest and other income...       78       41        76      146       286        315         193            122          122
  Interest and debt expense...       --       --        --       --    (1,242)    (2,978)       (619)          (239)      (1,187)
                                -------   ------   -------   ------   -------    -------      ------        -------      -------
Income (loss) before income
  taxes.......................   (1,531)    (881)   (3,691)    (128)    3,113      2,929       1,966          2,627        1,873
Provision (benefit) for
  federal and state income
  taxes.......................     (487)    (279)     (558)       9       679        616         521            965          709
Cumulative effect of a change
  in accounting for income
  taxes.......................       --       65                 --                   --
                                -------   ------   -------   ------   -------    -------      ------        -------      -------
Net income (loss).............  $(1,044)  $ (537)  $(3,133)  $ (137)  $ 2,434    $ 2,313      $1,445        $ 1,662      $ 1,164
                                =======   ======   =======   ======   =======    =======      ======        =======      =======
Primary net income (loss) per
  share.......................  $ (0.26)  $(0.13)  $ (0.78)  $(0.02)  $  0.34    $  0.32      $ 0.21        $  0.16      $  0.12
Primary weighted average
  shares outstanding(2).......    4,016    4,131     4,162    5,701     7,215      7,215       6,846         10,113       10,113
OTHER DATA:
EBITDA(3).....................    1,066    1,494       303      885     8,095     10,541       3,849          4,641        5,335
Net cash provided by operating
  activities..................    1,961    1,804       779      823     5,098         --       1,473          4,124           --
Capital expenditures..........    4,098    1,519     1,107   19,895     6,506         --       1,087         20,691           --

                                                                  DECEMBER 31,                  JUNE 30, 1997
                                                          ----------------------------   ----------------------------
                                                           1994      1995       1996     HISTORICAL    AS ADJUSTED(1)
                                                          ------    -------    -------   -----------   --------------
                                                                                         (UNAUDITED)    (UNAUDITED)
BALANCE SHEET DATA:
Working capital.........................................  $1,683    $(3,889)   $ 2,235     $ 1,379         16,479
Property and equipment, net.............................   1,347     18,042     20,599      37,239         37,239
Total assets............................................   3,370     21,667     24,386      43,702         60,502
Long-term debt..........................................      --      9,920      3,900      19,200         36,000
Stockholders' equity....................................   3,080      5,181     18,634      20,246         20,246

---------------

(1) The selected unaudited pro forma income statement data (i) for the year ended December 31, 1996 give pro forma effect to the Offering, the BEC Acquisition and the SMD Acquisition as if such transactions had occurred on January 1, 1996 and (ii) for the six months ended June 30, 1997 give pro forma effect to the Offering, the BEC Acquisition as if such transaction had occurred on January 1, 1997. The selected unaudited as adjusted balance sheet data as of June 30, 1997 adjusts the historical unaudited balance sheet data for the Offering and the application of the proceeds therefrom. Such pro forma data are not necessarily indicative of what the Company's results would have actually been if such events had occurred at the dates indicated.

(2) Does not include shares issuable upon conversion of the Debentures or upon exercise of outstanding employee stock options.

(3) EBITDA is defined as net income plus income taxes, net interest expense, depletion, depreciation and amortization, exploration expenses and all non-recurring items. The Company believes that EBITDA may provide additional information about the Company's ability to meet its future requirements for debt service, capital expenditures and working capital. EBITDA is a commonly used financial measure and should not be considered as a substitute for net income, operating income, net cash flows provided by operating activities or any other measure of a company's profitability or liquidity.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This discussion and analysis of the Company's financial condition and historical results of operations should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

OVERVIEW

     SMC was incorporated in 1937. Since 1995, SMC has engaged in the acquisition, exploitation, exploration and development of oil and gas properties in the U.S. Gulf Coast Basin, Canada and Ecuador, with a primary focus on the U.S. Gulf Coast Basin.

     The Company uses the successful efforts method to account for its investment in oil and gas properties whereby costs of productive wells, developmental dry holes and productive leases are capitalized and amortized using the units-of-production method based on estimated net proved reserves. The costs of development wells are capitalized, whether productive or nonproductive. Exploratory drilling costs are initially capitalized but charged to expense if and when the well is determined to be unsuccessful. Geological and geophysical costs and the costs of carrying and retaining undeveloped properties are expensed as incurred.

RESULTS OF OPERATIONS

  Six Months Ended June 30, 1997 Compared with Six Months Ended June 30, 1996

     Oil and gas revenues for the six months ended June 30, 1997, were $6.7 million, up 24% compared to oil and gas revenues for the same period in 1996 of $5.4 million. The increase in revenues reflects higher production volumes of both natural gas and crude oil along with higher commodity prices for both natural gas and crude oil. Higher production volumes were primarily due to the BEC Acquisition and the Santa Elena Acquisition.

     Natural gas production in the first six months of 1997 was 1,801 MMcf, a 17% increase compared to 1996 production of 1,543 MMcf. The Company's crude oil production in the first six months of 1997 increased 6% to 122,601 Bbls compared to 115,638 Bbls in 1996.

     The average natural gas price in the first six months of 1997 increased 19% to $2.24 per Mcf compared to $1.88 per Mcf in the same period of 1996. Crude oil prices increased 13% in the first six months of 1997 to $20.06 compared to $17.83 per Bbl in the same period of 1996.

     As part of the Company's on-going operations, the Company may sell non-strategic assets of oil and gas properties. The proceeds would be used to pay down debt or redeploy capital to opportunities that may have a higher rate of return. These activities resulted in gains on sales of assets of $544,000 in the first six months of 1997, and $396,000 in the same period of 1996. The gain on sale in 1997 was primarily the result of the sales of an oil and gas prospect located in the state waters offshore Texas and a working interest in a oil and gas property in Canada, which the Company has agreed to sell for approximately $360,000. The gain on sale in 1996 was primarily the result of the sale of Ventures Resources, Inc. ("Venture") for $1.1 million.

     Production costs, including production and ad valorem taxes, increased in the first six months of 1997 to $1.6 million, up 19% from $1.4 million in the same period of 1996, primarily due to the BEC Acquisition and the Santa Elena Acquisition. On a cost per Mcfe basis, production costs for 1997 increased to $0.64 per Mcfe, or 7%, from $0.60 per Mcfe in 1996.

     General and administrative expenses increased as a result of increased staffing to facilitate future growth to $1.1 million in the first six months of 1997, up 38% from $823,000 in 1996. On a cost per Mcfe basis, general and administrative expenses increased 22% in 1997 to $0.45 per Mcfe from $0.37 Mcfe in 1996.

     Exploration, dry hole and lease impairment expenses increased in the six months of 1997 to $283,000, compared to $83,000 in the same period of 1996, which was due primarily to a dry hole drilled in Jefferson Parish, Louisiana, recognized during the second quarter of 1997. Since the Company uses the successful efforts method of accounting, exploration expenses may vary greatly from year to year based upon the level of exploration activity during the year.

     Depreciation, depletion and amortization ("DD&A") expense for the first six months of 1997 increased to $1.5 million, up 26% from $1.2 million in 1996, primarily due to the above mentioned acquisitions. The Company computes depreciation and depletion on each producing property on a unit-of-production method. Since this method employs estimates of remaining reserves, depreciation and depletion expenses may vary from period to period because of revisions to reserve estimates, production rates and other factors. DD&A expenses increased in the first six months of 1997 to $0.59 per Mcfe, up 11% from $0.53 per Mcfe in 1996.

     Interest and debt expense decreased in the first six months of 1997 to $239,000, down 61% compared to $619,000 in 1996. The decline resulted from a reduction in bank debt, which was reduced from the net proceeds of approximately $10.6 million from the Company's private placement of 2,500,000 shares of common stock in December 1996. Bank debt increased in the second quarter primarily to fund the above mentioned acquisitions.

     Tax expense in 1997 and 1996 was $965,000 and $521,000, respectively, with the increase related to higher 1997 net income before taxes and a net operating loss carryforward that was available in the 1996 six month period, which was not available in the six months ended June 30, 1997.

     The Company reported earnings in 1997 of $1.7 million, or $0.16 per share, compared to earnings of $1.4 million, or $0.21 per share in 1996. The number of shares outstanding increased by 2,500,000 in December of 1996 as a result of the private placement of common stock.

  Year Ended December 31, 1996 Compared With Year Ended December 31, 1995

     Oil and gas revenues for 1996 were $11,780,000, up 476% compared to oil and gas revenues for 1995 of $2,044,000. The increase in revenues reflects higher production volumes of both natural gas and crude oil and higher commodity prices for both natural gas and oil. Higher production volumes were primarily due to the acquisition of certain assets and companies of Stone & Webster, Inc. ("Stone & Webster") acquired in December 1995 (the "Stone & Webster Acquisition") and the acquisition of the limited partnership interest in SMC Development, L.P., a Texas limited partnership ("SMD"), in August 1996 (the "SMD Acquisition").

     Natural gas production in 1996 was 3,358 MMcf, a 731% increase compared to 1995 production of 404 MMcf. The Company's crude oil production in 1996 increased 175% to 233,418 Bbls compared to 84,848 Bbls in 1995.

     The average natural gas price in 1996 increased 19% to $1.97 per Mcf compared to $1.65 per Mcf in 1995. Crude oil prices increased 17% in 1996 to $18.92 per Bbl, compared to $16.23 per Bbl in 1995.

     As part of the Company's on-going operations, it may, from time to time, sell non-strategic assets or oil and gas properties. These activities resulted in gains on sale of assets of $453,000 and $170,000 in 1996 and 1995, respectively. The gain on sale in 1996 was primarily the result of the sale of Venture for $1.1 million. The gain on sale in 1995 was primarily the result of the sale of non-strategic oil and gas interests in the Bandera and Equipo prospects located in Maverick County, Texas.

     Production costs, including production and ad valorem taxes, increased in 1996 to $2.7 million, up 318% from $656,000 in 1995, primarily due to the Stone & Webster Acquisition and SMD Acquisition. The cost on a per Mcfe basis, production costs for 1996 declined to $0.58 per Mcfe, or 19%, from $0.72 per Mcfe in 1995, as a result of higher production.

     General and administrative expenses, including severance benefits, increased as a result of the Stone & Webster Acquisition and SMD Acquisition to $1.7 million in 1996, up 105% from $819,000 in 1995. Due to increased production, general and administrative expenses, on a per Mcfe basis, declined to $0.35 per Mcfe, or 61%, from $0.90 per Mcfe in 1995.

     Exploration, dry hole and lease impairment expenses increased in 1996 to $865,000, up 291% compared to $221,000 in 1995, which was primarily due to lease impairment expenses of approximately $600,000 in the fourth quarter of 1996. Since the Company uses the successful efforts method of accounting, exploration expenses may vary greatly from year to year based upon the level of exploration activity during the year.

     DD&A expense for 1996 increased to $2.9 million, up 263% from $792,000 in 1995, which was due primarily to the above mentioned acquisitions and downward revisions to reserve estimates in the Company's oil and gas property located in Yoakum, Texas. The Company computes depreciation and depletion on each producing property on a unit-of-production method. Since this method employs estimates of remaining reserves, depreciation and depletion expenses may vary from year to year because of revisions to reserve estimates, production rates and other factors. DD&A expenses declined per Mcfe in 1996 to $0.60 per Mcfe, down 31% from $0.87 per Mcfe in 1995.

     Interest and debt expense in 1996 was $1.2 million, which was a result of the bank debt incurred to consummate the above mentioned acquisitions. The Company had no interest expense in 1995.

     The Company had a net operating loss carryforward of approximately $2.3 million at the end of 1995, which was fully utilized in 1996. Tax expense in 1996 and 1995 was $679,000 and $9,000, respectively, with the increase related to higher 1996 net income before taxes.

     The Company reported earnings in 1996 of $2.4 million or $0.34 per share compared to a loss of $137,000 or $0.02 per share in 1995 primarily as a result of the factors discussed above.

  Year Ended December 31, 1995 Compared with Year Ended December 31, 1994

     Revenues, including interest and other income, for 1995 were $2.4 million, up 25% compared to revenues for 1994 of $1.9 million. Expenses for 1995 were $2.5 million, down 55% compared to expenses of $5.6 million for 1994.

     The increase in revenues reflects higher production volumes of both natural gas and crude oil and higher prices for crude oil. Natural gas production in 1995 was 404 MMcf, a 34% increase compared to 1994 production of 301 MMcf. The Company's crude oil production in 1995 increased 8% to 84,848 Bbls compared to 78,866 Bbls in 1994. The Company's average gas price in 1995 decreased 8% to $1.65 per Mcf compared to $1.80 per Mcf in 1994. Offsetting lower gas prices, crude oil prices in 1995 increased 6% to $16.23 per Bbl as compared to $15.31 per Bbl in 1994. Higher production volumes were primarily due to the acquisition of an interest in Diverse GP III, which was acquired in April of 1995. Revenues also increased as a result of an increase in the gain on the sale of assets to $170,000 in 1995 from $66,000 in 1994. The gain in 1995 was primarily a result of the Company's sale of its interest in the Bandera and Equipo prospects.

     The reduction in expenses in 1995 was primarily the result of special charges of $1.7 million related to write-downs in valuation of three producing properties in 1994, which were non-recurring in 1995. Substantial exploration losses in early 1994 caused the Company to reexamine its exploration and production strategy. The Company decided that non-core properties should be sold, and accordingly wrote-down the assets to the estimated sales price. Production expenses increased 20% to $656,000 in 1995 from $548,000 in 1994. The increase in production expenses was primarily due to the acquisition of Diverse GP III in 1995. Exploration expenses declined 86% to $221,000 in 1995 from $1.6 million in 1994. Since the Company uses the successful efforts method of accounting, exploration expenses may generally vary greatly from year to year based upon the level of exploration activity during the year. The decline in exploration expenses in 1995 was primarily the result of decreased exploration activity due to a change in the Company's focus away from higher risk exploration and towards the acquisition of existing reserves, exploitation and controlled risk exploration. The Company participated in the drilling of three gross wells drilled in 1995 compared to nine gross wells in 1994. Drilling results in 1995 included one dry hole drilled in Refugio County, Texas and two development wells drilled in Roger Mills County, Oklahoma and Lavaca County, Texas, respectfully. Depreciation and depletion increased 13% to $792,000 in 1995 from $704,000 in 1994, due to the acquisition of Diverse GP III in 1995 and adjustments in reserve estimates for certain properties owned by the Company. General and administrative costs, including severance benefits, were $819,000 in 1995, down 21% from $1.0 million in 1994. The decline in general and administrative expenses was a result of the Company's ongoing cost cutting plans implemented in 1994 and carried out in 1995.

     The revisions in the Company's estimated reserves in 1994 were primarily the result of downward adjustments to the Company's oil and gas properties in the Bandera, Stateline and Cascade Deep fields. Production from these fields was substantially below those projected by the Company's independent petroleum engineering firm due primarily to water encroachment and lack of production facilities in the Stateline field and lower than projected production in the Bandera and Cascade Deep fields, resulting in the downward adjustments.

     The Company reported a net loss in 1995 of $137,000 or $0.02 per share compared to a loss of $3.1 million or $0.78 per share in 1994 primarily as a result of the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically funded its operations, acquisitions, exploration and development expenditures from cash flows from operating activities, bank borrowings, issuance of common stock and sales of non-strategic assets and oil and gas properties.

     Cash provided by operating activities for the six months ended June 30, 1997 and for the year ended December 31, 1996 was $4.1 million and $5.1 million, respectively. Additional cash in the amounts of $1.0 million and $1.4 million was realized in the first six months of 1997 and for the year ended 1996, respectively, from sales of non-strategic properties.

     In December 1996, the Company completed a private placement of Common Stock, the $10.6 million of net proceeds from which were used to repay amounts outstanding under the Credit Facility.

     As of August 31, 1997, the total borrowing base under the Credit Facility was $25.7 million, of which outstanding borrowings thereunder were $20.7 million, leaving an available borrowing base of $5.0 million. The borrowing base under the Credit Facility reduces $300,000 per month and is reviewed by the bank semi-annually until maturity on June 1, 2000. The obligations under the Credit Facility are secured by substantially all of the assets of the Company and its subsidiaries. The Credit Facility contains certain covenants relating to the financial condition of the Company and bears interest at the Company's option, at the bank's prime or LIBOR rate plus 2.25% per annum. The Company intends to repay all amounts outstanding under the Credit Facility with a portion of the proceeds of the Offering.

     Capital spending in 1996 for acquisitions, exploitation, exploration and development totaled $6.0 million, and was primarily funded from cash from operating activities. The Company's capital expenditure budget for 1997 is $27.3 million and for 1998 is $6.0 million. For the first six months of 1997, the Company expended approximately $16.4 million for acquisitions and $4.3 million for exploration and development, primarily in the U.S. Gulf Coast Basin. Due to the speculative nature of potential acquisitions, the Company does not generally budget for acquisitions. The Company will continue to evaluate its level of capital spending throughout the year based upon drilling results, commodity prices, cash flows from operations and property acquisitions.

     The Company believes that it will have sufficient capital available from the Credit Facility, the proceeds of this Offering and cash flows from operating activities to fund its 1997 and 1998 capital expenditure program, and to meet the Company's other anticipated obligations. The Company believes that the funds available from such sources will enable the Company to continue to pursue strategic acquisitions; however, since the Company's future cash flows are subject to a number of uncertainties, there can be no assurance that such sources will continue to be sufficient to fund the Company's cash requirements.

CHANGE IN ACCOUNTING METHODS

     In the fourth quarter of 1997, the Company will be required to adopt Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). This statement establishes standards for computing and presenting earnings per share and requires, among other things, dual presentations of basic and diluted earnings per share on the face of the statement of operations. SFAS 128 introduces the concept of basic earnings per share, which represents net income divided by the weighted average common shares outstanding without the dilutive effects of common stock equivalents. In accordance with SFAS 128, diluted earnings per share, giving effect for common stock equivalents, will be reported in the fourth quarter of 1997.

     Effective December 1997, the Company will be required to adopt Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" ("SFAS 129"). SFAS 129 requires that all entities disclose in summary form within the financial statement the pertinent rights and privileges of the various securities outstanding. An entity is to disclose within the financial statement the number of shares issued upon conversion, exercise, or satisfaction of required conditions during at least the most recent annual fiscal period and any subsequent interim period presented. Other special provisions apply to preferred and redeemable stock. The Company will adopt SFAS 129 in the fourth quarter of 1997.

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which establishes standards for reporting and display of comprehensive income and its components. The components of comprehensive income refer to revenues, expenses, gains and losses that are excluded from net income under current accounting standards, including foreign currency translation items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. SFAS 130 requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement displayed in equal prominence with other financial statements; the total of other comprehensive income for a period is required to be transferred to a component of equity that is separately displayed in a statement of financial position at the end of an accounting period. SFAS 130 is effective for both interim and annual periods beginning after December 15, 1997.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for the way public enterprises are to report information about operating segments in annual financial statements and requires the reporting of selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS 131 is effective for periods beginning after December 15, 1997.

EFFECT OF INFLATION

     Current economic conditions indicate that the costs of exploration and development are increasing gradually; however, the oil and gas industry historically has experienced periods of rapid cost increases from time to time, and within short periods of time as demand for drilling rigs, drilling pipe and other materials and supplies increases. The oil and gas industry is currently experiencing such increases in demand which have historically lead to rapid increases in costs. Increases in the cost of exploration and development could adversely affect the ability of the Company to acquire additional oil and gas properties, equipment, and supplies and conduct exploration and development activities.

FORWARD-LOOKING STATEMENTS

     The Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact included in MD&A, including statements regarding the Company's operating strategy, plans, objectives and beliefs of management for future operations, planned capital expenditures and acquisitions are forward-looking statements. Although the Company believes that the assumptions upon which such forward-looking statements are based are reasonable, it can give no assurance that such assumptions will prove to be correct. See "Risk Factors" for a discussion of important factors that could cause actual results to differ materially from the Company's expectations. Also see "Forward-Looking Statements."

                                    BUSINESS

GENERAL

     SMC is a Houston based independent oil and gas company engaged in the acquisition, exploitation, exploration and development of oil and gas properties in the U.S., Canada and Ecuador, with a primary focus on the U.S. Gulf Coast Basin, both onshore and offshore. As of December 31, 1996, the Company had estimated net proved reserves of 38.5 Bcfe and a PV-10 Value of $64.1 million with a Finding Cost of $0.54 per Mcfe.

     The Company consummated three acquisitions during 1997 that increased estimated net proved reserves on a pro forma basis (giving effect to such acquisitions as of December 31, 1996) to 53.9 Bcfe with a PV-10 Value of $87.3 million. Furthermore, the Company has an aggressive capital expenditure budget targeted towards acquisitions and exploratory drilling. During the first six months of 1997, the Company expended $16.4 million for acquisitions and $4.3 million for exploratory and development drilling. The Company has budgeted $2.5 million for acquisitions and $10.1 million for exploratory drilling and follow-on development drilling through the end of 1998.

BUSINESS STRATEGY

     The Company's business strategy is to increase reserves and shareholder value through a balanced program of acquisitions, controlled risk exploration and management of producing properties. The Company's acquisition strategy is to pursue properties in areas of its geographic focus where it can obtain operating control or a significant ownership interest. The Company's exploration activities focus on identifying higher risk projects with the potential to significantly increase reserves while reducing the Company's financial exposure by participating with industry partners. A majority of the Company's exploration projects were internally generated by the Company's staff of geoscientists using current evaluation techniques such as 3-D seismic surveys. The primary use of proceeds from the Offering will be to repay indebtedness incurred to finance acquisitions during the first six months of 1997. See "Use of Proceeds."

ACQUISITION ACTIVITIES

     Santa Elena Project, Ecuador. In June 1997, the Company acquired a 10% interest in the Santa Elena Project for approximately $2.5 million. The Santa Elena Project was originally discovered in 1921 and has produced over 120 MMBbls, with peak production rates of 10,000 Bbls per day in 1955. In July 1996, CGC acquired the concession for the Santa Elena Project. CGC has implemented a redevelopment plan consisting primarily of mechanical remediation and improvements in field delineation. These preliminary activities have doubled production from 800 Bbls per day in January 1997 to 1,700 Bbls per day in September 1997. The Company expects these exploitation activities to be expanded by applying advanced drilling and production techniques, including horizontal drilling and extensive 2-D seismic surveys. Less than 5% of the Santa Elena Project has been developed, and the Company believes that, in addition to providing exploitation and development potential, significant exploration opportunities exist. On a pro forma basis as of December 31, 1996, the Company had estimated net proved reserves in the Santa Elena Project of 3.5 Bcfe with a PV-10 Value of $2.9 million.

     Big Escambia Creek Field, Alabama. In the BEC Acquisition, the Company acquired various working interests, averaging approximately 10%, in 13 oil and gas wells and a 37.7% working interest in the Albert Philyaw Unit 8-1 #1 well for a total of $13.9 million. The Big Escambia Creek Field contains long lived oil reserves, with a reserve life index of 9 years. On a pro forma basis as of December 31, 1996, the Company had estimated net proved reserves in the Big Escambia Creek Field of approximately 12.0 Bcfe with a PV-10 Value of $20.4 million.

EXPLORATION ACTIVITIES

     As part of the Company's business strategy of pursuing controlled risk exploration, the Company has entered into the following exploration projects:

     Matthews Project, Texas. The Company owns a 25% interest in the Matthews Project and has recently completed and interpreted an 18 square mile 3-D seismic survey of the project. The objective in the Matthews Project is to explore shallow formations including the Frio, Miocene and Yegua sands and deeper formations (up to 14,000 feet) in the Upper, Middle and Lower Wilcox sands. The Company believes that this project has the potential to add significantly to the Company's reserves if initial interpretations prove correct. The Company expects to drill two or more initial exploration wells during the fourth quarter of 1997.

     Alta Loma Project, Texas. The Company owns a 50% working interest in and is the operator of the Alta Loma Project. Permitting for a 14 square mile 3-D seismic survey is underway, with plans for the acquisition of seismic data in the fourth quarter of 1997. In addition to redevelopment and exploitation of previously developed zones, the Company believes that significant exploration potential exists in certain Lower Frio formations at depths of up to 15,000 feet. The Company anticipates commencing drilling in the Alta Loma Project in early 1998.

     Southern Eagle Project, Offshore, Gulf of Mexico. In January 1997, the Company acquired over 320 square miles of 3-D seismic data covering the shallow state waters off Matagorda Island, Texas. This area has recently been opened for extensive exploration as a result of recent advancements in 3-D seismic survey technology. As a result, the Company has identified a number of large target exploration prospects and is continuing to analyze the seismic data to identify additional prospects. The Company intends to participate in the public bid auction to be conducted by the State of Texas in October 1997 covering mineral leases in the area.

OIL AND GAS RESERVE INFORMATION

     The following table sets forth the estimated net proved reserves and the PV-10 Value attributable to such reserves for the Company's significant producing properties on a pro forma basis as of December 31, 1996 after giving effect to the Santa Elena Acquisition and the BEC Acquisition.

                                                                  PRO FORMA
                                                           AS OF DECEMBER 31, 1996
                                                ----------------------------------------------
                                                                   % OF TOTAL        PV-10
                                                  NET PROVED       NET PROVED        VALUE
                                                RESERVES (BCFE)     RESERVES     (PRE-TAX)(1)
                                                ---------------    ----------    -------------
                                                                                 (IN MILLIONS)
Big Escambia Creek Field......................       12.00            22.3%          $20.4
South Texas Wilcox............................       13.65            25.3            23.4
Canada........................................       11.37            21.1            12.7
Ecuador.......................................        3.46             6.4             2.9
Other.........................................       13.44            24.9            28.0
                                                     -----           -----           -----
          Total...............................       53.92           100.0%          $87.3
                                                     =====           =====           =====

---------------

(1) Future cash flows attributable to the Company's estimated proved reserves were based on an average gas price of $3.24 per Mcf and an average oil price of $24.08 per Bbl at December 31, 1996. The average price received for production in 1996 was $1.97 per Mcf and $18.92 per Bbl.

     The following table sets forth the estimated net proved reserves of the Company and PV-10 Value of the Company's estimated net proved reserves and related information. The reserve estimate information as of December 31, 1994 was prepared by Hedrick and Associates, which firm was no longer in business at December 31, 1995. Netherland, Sewell prepared the domestic reserve estimates as of December 31, 1995 and audited the December 31, 1996 domestic reserve estimates which were prepared by the Company. McDaniel & Associates prepared the Canadian reserve estimates as of December 31, 1995 and 1996. The pro forma reserve estimates as of December 31, 1996 give effect to properties acquired in the BEC Acquisition and the Santa Elena Acquisition as if such transactions occurred on December 31, 1996. The BEC Acquisition pro forma reserve estimates and PV-10 Values were prepared by Netherland, Sewell and the Santa Elena Acquisition pro forma reserve estimates and PV-10 Values were prepared by Ryder Scott.

                                                     AS OF DECEMBER 31,
                                    ----------------------------------------------------
                                                                              PRO FORMA
                                       1994         1995          1996          1996
                                    ----------   -----------   -----------   -----------
RESERVE DATA:(1)
Oil (Bbls)........................     228,196     1,555,896     1,467,544     3,468,237
Gas (Mcf).........................     786,060    26,430,677    29,657,858    33,107,407
          Total (Mcfe)............   2,155,236    35,766,053    38,463,122    53,916,829
Proved developed reserves
  (Mcfe)..........................   2,155,236    35,414,826    34,383,537    49,837,244
PV-10 Value (pre-tax) (in
  thousands)(2)...................      $2,837       $27,415       $64,079       $87,334
Production Replacement............         0.6x         38.2x          1.6x          4.6x
Reserve life index (years)(3).....         4.5           8.5           7.1           7.7

---------------

(1) For limitations on the accuracy and reliability of reserves and pre-tax cash flow estimates, see "Risk Factors -- Uncertainty of Estimates of Reserves and Future Net Cash Flows."

(2) Future cash flows attributable to the Company's historical estimated proved reserves were based on an average gas price of $3.24 per Mcf and an average oil price of $24.08 per Bbl at December 31, 1996. The average price received for production in 1996 was $1.97 per Mcf and $18.92 per Bbl.

(3) The reserve life index is calculated by dividing estimated proved reserves (on an Mcfe basis) by projected production volumes for the next twelve months (on an Mcfe basis).

     In general, estimates of recoverable oil and gas reserves and of the future net cash flows therefrom are based upon a number of variable factors and assumptions, such as historical production from the properties, assumptions concerning future oil and natural gas prices and future operating costs and the assumed effects of regulation by governmental agencies, all of which may vary considerably from actual results. All such estimates are to some degree speculative, and classifications of reserves are only attempts to define the degree of speculation involved. Estimates of oil and gas reserves attributable to any group of properties, classifications of such reserves based on risk of recovery and estimates of future net cash flows expected therefrom prepared by different engineers, or the same engineers at different times, may vary substantially. The Company's actual production, revenues, severance and excise taxes and development and operating expenditures with respect to its reserves may vary from such estimates and such variances may be material.

     Estimates of oil and gas reserves that may be developed and produced in the future are often based on volumetric calculations and upon analogy to similar types of reserves rather than actual production history. Estimates based on these methods are generally less reliable than those based on actual production history. Subsequent evaluation of the same reserves based upon production history will result in variations in the estimated reserves, which may be substantial.

     In accordance with the applicable requirements of the Commission, the PV-10 Value of the estimated proved reserves are based on prices and costs as of the date of the estimate, unless such prices or costs are contractually determined at such date. Actual future prices and costs will be different than those used in the reserve estimates, perhaps materially. Actual future net cash flows will also be affected by factors such as actual production, supply and demand for oil and gas, curtailments or increases in consumption by oil and gas purchasers, changes in governmental regulations or taxation and the impact of inflation on costs. See "Risk Factors -- Uncertainty of Estimates of Reserves and Future Net Cash Flows." All statements set forth herein regarding reserves are forward looking statements. See "Forward-Looking Statements."

     For additional information concerning the PV-10 Value to be derived from these reserves and the disclosure of the Standardized Measure information in accordance with the provisions of Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities," see Note 12

"Oil and Gas Producing Activities" to the Company's Consolidated Financial Statements included elsewhere in this Prospectus.

PRODUCTION, PRICE AND LIFTING COSTS HISTORY

     The following table sets forth certain information concerning the Company's annual net oil and gas production, and average sales prices and average lifting costs:

                                           YEAR ENDED DECEMBER 31,
                                       -------------------------------   SIX MONTHS ENDED
                                        1994       1995        1996       JUNE 30, 1997
                                       -------    -------    ---------   ----------------
Production:
  Oil (Bbls)
     U.S.............................   78,866     84,848      120,855         78,152
     Canada..........................       --         --      112,563         44,449
                                       -------    -------    ---------      ---------
          Total......................   78,866     84,848      233,418        122,601
  Gas (Mcf)
     U.S.............................  300,544    404,319    2,396,379      1,290,239
     Canada..........................       --         --      961,527        510,728
                                       -------    -------    ---------      ---------
          Total......................  300,544    404,319    3,357,906      1,800,967
                                       =======    =======    =========      =========
Average sales price:
  Oil ($ per Bbl)
     U.S.............................   $15.31     $16.23       $19.69             $19.50
     Canada..........................       --         --        18.09          20.17
                                       -------    -------    ---------      ---------
       Average.......................    15.31      16.23        18.92          19.74
  Gas ($ per Mcf)
     U.S.............................     1.80       1.65         2.29           2.49
     Canada..........................       --         --         1.17           1.61
                                       -------    -------    ---------      ---------
       Average.......................     1.80       1.65         1.97           2.24
Average costs ($ per Mcfe):
  Production expenses and production
     taxes...........................     0.71       0.72         0.58           0.64
  Depreciation, depletion and
     amortization....................     0.91       0.87         0.60           0.59

PRODUCTIVE WELLS STATISTICS

     The following table sets forth information concerning productive wells in which the Company has an interest as of December 31, 1996 on a pro forma basis giving effect to the BEC and Santa Elena Acquisitions:

                                          OIL(1)           GAS(1)            TOTAL
                                      --------------    -------------    --------------
                                      GROSS     NET     GROSS    NET     GROSS     NET
                                      -----    -----    -----    ----    -----    -----
Canada..............................    699     15.1     510      6.5    1,209     21.6
U. S.(2)............................    238     16.7     487     52.8      725     69.5
Ecuador.............................  1,695    169.5      --       --    1,695    169.5
                                      -----    -----     ---     ----    -----    -----
          Total.....................  2,632    201.3     997     59.3    3,629    260.6
                                      =====    =====     ===     ====    =====    =====

---------------

(1) Many of the Company's wells produce both oil and gas. A well is classified as an oil well or gas well under applicable reporting regulations based upon the ratio of oil to gas produced when the well first commenced production, and such designation may not be indicative of current production. Multiple completions in the same well bore are counted as one well.

(2) Includes producing units that contain numerous wells. Each unit is counted as one gross well and the unit working interest is included in the net wells.

DEVELOPMENT AND EXPLORATORY WELLS DRILLED

     The following table includes the drilling results of wells in which the Company has a working interest for the year ended December 31:

                                              1994             1995             1996
                                          -------------    -------------    -------------
                                          GROSS    NET     GROSS    NET     GROSS    NET
                                          -----    ----    -----    ----    -----    ----
EXPLORATORY
Oil.....................................   --        --     --        --     --        --
Gas.....................................    3      .307     --        --      1      .150
Dry hole................................    3      .430     --        --      3      .335
DEVELOPMENT
Oil.....................................    1      .250     --        --     21      .246
Gas.....................................   --        --      2      .020     15      .257
Dry hole................................    2      .068      1      .150      6      .174
TOTAL
Productive..............................    4      .557      2      .020     37      .653
Dry hole................................    5      .498      1      .150      9      .509

DEVELOPED AND UNDEVELOPED LEASEHOLD ACREAGE

     The following table shows the Company's leasehold interest in developed and undeveloped oil and gas acreage as of December 31, 1996 on a pro forma basis giving effect to the BEC Acquisition and the Santa Elena Acquisition.

                                                DEVELOPED ACREAGE    UNDEVELOPED ACREAGE
                                                -----------------    -------------------
                                                 GROSS      NET       GROSS        NET
                                                -------    ------    --------    -------
UNITED STATES
Alabama.......................................    8,971       858         188          7
Arkansas......................................    1,040       247       1,799        450
Colorado......................................      288        21          --         --
Kansas........................................      204        53          --         --
Louisiana.....................................    4,895       765       1,337        656
Michigan......................................       96         2          --         --
Mississippi...................................      972       115       1,207        132
Montana.......................................       24         2          --         --
New Mexico....................................    3,012       213          --         --
North Dakota..................................      400       177          --         --
Oklahoma......................................    2,360       379          --         --
Texas.........................................   19,577     3,555       4,228      1,260
Texas -- Offshore.............................    5,760       105       4,480      3,616
Wyoming.......................................   10,384       500          --         --
Utah..........................................      672       148          --         --
                                                -------    ------     -------     ------
          Total Domestic......................   58,655     7,140      13,239      6,121
                                                -------    ------     -------     ------
Canada........................................   89,526     3,318     238,851     14,695
                                                -------    ------     -------     ------
Ecuador.......................................   15,400     1,540     279,819     27,982
                                                -------    ------     -------     ------
          Total Leasehold Acreage.............  163,581    11,998     531,909     48,798
                                                =======    ======     =======     ======

     "Developed acreage" consists of lease acres spaced or assignable to production on which wells have been drilled or completed to a point that would permit production of commercial quantities of oil or gas.

     The Company's ownership of mineral rights as of December 31, 1996 is set forth below:

                           STATE                                 GROSS       NET
                           -----                                -------    -------
Mississippi.................................................    262,000    118,000
Wisconsin...................................................    121,000    110,000
Texas.......................................................    212,514     84,183
New Mexico..................................................     67,634     32,577
Other.......................................................      2,000      2,000
                                                                -------    -------
          Total.............................................    665,148    346,760
                                                                =======    =======

     The Company is not aware of any valuable minerals underlying the mineral rights in Wisconsin, and therefore has no plans to develop minerals on such properties. Currently, the Company has 3,165 net mineral acres in southern Mississippi, 18,194 net mineral acres in Texas and 3,177 net mineral acres in New Mexico under lease to others.

COMPETITION

     Competition in the oil and gas business is intense, particularly with respect to the acquisition of producing properties, proved undeveloped acreage and leases. In addition, recent competition for the acquisition of drill pipe, drilling rigs and related supplies and services has become more intense. Major and independent oil companies regularly bid for desirable oil and gas properties and for the equipment and labor required for their operation and development. Many of these competitors have capital resources and other competitive advantages much greater than that of the Company. Many such companies will be better able than the Company to withstand and compete during adverse market conditions. The Company's ability to generate revenues and reserves in the future will be dependent upon, among other things, its success in competing with these competitors, as to which there can be no assurances.

MARKETING

     The Company's gas production is sold primarily on the spot market to a variety of purchasers, including interstate and intrastate pipelines, their marketing affiliates and independent marketing companies. Generally, the Company's domestic and Canadian oil production is sold under short term contracts at posted prices plus a premium in some cases. The Company's production from the Santa Elena Project is sold to a refinery owned by the national oil company of Ecuador at spot market prices. The Company is not a party to any long-term contracts obligating it to sell oil or gas at prices other than short-term market prices.

     During the fiscal year ended December 31, 1996, the only material purchasers of the Company's production were GC Marketing Company and Mike Rogers Drilling Company, which purchased production representing 27.3% and 5.0%, respectively, of the Company's 1996 revenues. The Company believes that it could find replacements for the current purchasers of its production and does not believe that the loss of any single purchaser of its production would have a material effect on the Company.

     The Company has not historically engaged in hedging transactions which were material to its operations.

ENVIRONMENTAL AND OTHER REGULATIONS

     Domestic Environmental Regulation. Operations of the Company are subject to numerous federal, state, and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict or prohibit the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities, prohibit drilling activities on certain lands lying within wetlands or other protected areas and impose substantial liabilities for pollution resulting from drilling and production operations. Federal and state environmental laws and regulations may become more stringent and may affect the Company's operations. Legislation has been proposed in Congress from time to time that would amend the Federal Resource Conservation and Recovery Act of 1976 to reclassify oil and gas production wastes as "hazardous waste." If such legislation were enacted, it could have a significant impact on the Company's operating costs, as well as on the oil and gas industry in general. It is not anticipated that the Company will be required in the near future to expend amounts that are material in relation to its total capital expenditure program by reason of environmental laws and regulations, but inasmuch as such laws and regulations are frequently changed, the Company is unable to predict the ultimate cost of compliance. In addition, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and certain state laws and regulations impose liability for cleanup of waste sites.

     Water. FWPCA imposes restrictions and strict controls regarding the discharge of produced waters and other oil and gas wastes into navigable waters. Permits must be obtained to discharge pollutants to state and federal waters. FWPCA and analogous state laws provide for civil, criminal and administrative penalties for any unauthorized discharges of oil and other hazardous substances in reportable quantities and, may impose substantial potential liability for the costs of removal, remediation and damages. State water discharge regulations and permits under FWPCA may prohibit the discharge of produced water and sand, and some other substances related to the oil and gas industry, to coastal waters. Although the costs to comply with zero discharge mandates under federal or state law may be significant, the entire industry will experience similar costs, and the Company believes that these costs will not have a material adverse impact on the Company's results of operations or financial condition. Some of the Company's oil and gas exploration and production facilities are required to obtain permits for their storm water discharges. Costs may be incurred in connection with treatment of wastewater or developing storm water pollution prevention plans. The Oil Pollution Act of 1990 (the "OPA"), imposes substantial potential liability for the costs of removal, remediation and damages for the discharge of oil into or upon navigable waters or adjoining shorelines. Among other things, the OPA raises liability limits, narrows defenses to liability and provides instances in which a responsible party is subject to unlimited liability. One provision of the OPA requires that offshore facilities establish and maintain evidence of financial responsibility of $150 million. Further, the Coastal Zone Management Act authorizes state implementation and development of programs containing management measures for the control of nonpoint source pollution to restore and protect coastal waters.

     Solid Waste. The Company's operations may generate or transport both hazardous and nonhazardous solid wastes that are subject to the requirements of the federal Resource Conservation and Recovery Act ("RCRA"), and its regulations and comparable state statutes and regulations. Further, it is possible that some wastes that are currently classified as nonhazardous, via exemption or otherwise, may, in the future, be designated as "hazardous waste," which are subject to more rigorous and costly treatment, storage, transportation and disposal requirements. Such changes in the regulations may result in additional expenditures or operating expenses by the Company and its affiliates.

     Hazardous Substances. The comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and comparable state statutes, also known as "Superfund" laws, impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that cause or contribute to the release of a "hazardous substance" into the environment. These persons include the owner or operator of a site, the past owners or operator of a site, and companies that transport, dispose of, or arrange for the disposal of the hazardous substances found at the site. CERCLA also authorizes the Environmental Protection Agency (the "EPA"), state agencies and, in some cases, third parties, to take actions in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. Despite the "petroleum exclusion" of Section 101(14) that currently encompasses most oil and gas wastes, the Company may nonetheless generate or transport "hazardous substances" within the meaning of CERCLA, or comparable state statutes, in the course of its ordinary operations. Thus, the Company may be responsible under CERCLA or the state equivalents for all or part of the costs required to cleanup sites where a release of a hazardous substances has occurred.

     Air. The Company's operations may be subject to the Clean Air Act ("CAA"). The 1990 CAA amendments and accompanying regulations, state or federal, may impose certain pollution control requirements with respect to air emissions from operations, particularly in instances where a company constructs a new facility or modifies an existing facility. The Company may also be required to incur certain capital expenditures in the next several years for air pollution control equipment in connection with maintaining or obtaining operating permits and approvals addressing other air emission-related issues. However, the Company does not believe its operations will be materially adversely affected by any such requirements.

     Endangered Species. The Endangered Species Act ("ESA") seeks to ensure that activities do not jeopardize endangered or threatened plant and animal species, nor destroy or modify the critical habitat of such species. Under the ESA, certain exploration and production operations, as well as actions by federal agencies, may not significantly impair or jeopardize the species or its habitat. The ESA provides for criminal penalties for willful violations of the Act. Other statutes which provide protection to animal and plant species may apply to the Company such as the Marine Mammal Protection Act, the Marine Protection and Sanctuaries Act, the Fish and Wildlife Coordination Act, the Fishery Conservation and Management Act and the Migratory Bird Treaty Act. The National Historic Preservation Act may impose similar requirements.

     Communication of Hazards. The Occupational Safety and Health Act ("OSHA"), the Emergency Planning and Community Right-To-Know Act ("EPCRA"), and comparable state statutes require the Company to organize and disseminate information to employees, state and local organizations, and the public about the hazardous materials used in its operations and its emergency planning.

     Canadian Environmental Regulation. Operations of the Company are subject to numerous federal, provincial and local laws and regulations. Environmental legislation provides for restrictions and prohibitions on releases or emissions of various substances produced in association with certain oil and gas industry operations and can affect the location and operation of wells and other facilities and the extent to which exploration and development is permitted. Legislation also requires that well and facility sites be abandoned and reclaimed to the satisfaction of provincial authorities and local landowners. A breach of such legislation may result in the suspension or revocation of licenses and authorizations, and the suspension of operations, as well as the imposition of clean-up orders, fines and penalties. In addition, certain types of operations may require environmental assessment and reviews to be completed before approvals are obtained and before exploration or development projects are begun. The Company does not anticipate that it will be required to make capital or other expenditures by reason of environmental laws and regulations that are material in relation to the Company's total capital expenditure program or that would have a material adverse effect on the Company's operations or financial condition. Since such laws and regulation are frequently changed, the Company is unable to predict the ultimate cost of compliance.

     Domestic Oil and Gas Regulation. Complex federal, state and local regulations concerning all phases of energy development apply to the Company's operations and often require interpretation by the Company's professional staff or outside advisors. The federal government and various state governments have adopted numerous laws and regulations respecting the production, transportation, marketing and sale of oil and natural gas. Regulation by state and local governments usually covers matters such as the spacing of wells, allowable production rates, environmental protection, pollution control, taxation and other related matters. Moreover, future changes in local, state or federal laws and regulations could adversely affect the Company's results of operations and financial condition.

     The Federal Energy Regulatory Commission ("FERC") regulations require interstate and certain intrastate gas pipelines to transport gas on a nondiscriminatory basis. FERC Order Nos. 636, 636-A, and 636-B ("Order No. 636"), require interstate pipelines to provide transportation separate, or "unbundled", from the pipelines' sales of gas. As a result, many interstate pipelines have become transporters of gas owned by others and have steadily reduced their purchases of gas for resale. Order No. 636 also requires pipelines to provide open-access transportation on a basis that is equal for all gas shippers. Order No. 636 does not directly regulate the Company's activities but Order No. 636 is intended to foster increased competition within all phases of the natural gas industry. It is unclear what impact, if any, increased competition within the natural gas industry under Order No. 636 will have on the Company's activities. Although Order No. 636, could provide the Company with additional market access and more fairly applied transportation service rates, Order No. 636 could also subject the Company to more restrictive pipeline imbalance tolerances and greater penalties for violation of those tolerances. In July 1996, the United States Court of Appeals for the District of Columbia Circuit ("D.C. Circuit") largely upheld Order No. 636. The D.C. Circuit remanded several relatively narrow issues to the FERC for further explanation. On remand, the FERC issued Order No. 636-C in February 1997, which, in large part, reaffirmed the initiatives of Order No. 636. A petition for certiorari of the D.C. Circuit decision was denied by the Supreme Court in 1997. However, the D.C. Circuit decision did not resolve all restructuring issues as they are applied to individual pipelines. The application of Order No. 636 to individual pipelines is the subject of numerous separate appeals relating to approximately 25 pipelines currently pending before the D.C. Circuit, and the Company cannot predict the ultimate outcome of court review in these proceedings. FERC Order No. 547 governs the issuance of blanket marketer sales certificates to all natural gas sellers other than interstate pipelines. Order No. 547 applies to non-first sales that remain subject to FERC's NGA jurisdiction. FERC intends Order No. 547, in tandem with Order No. 636, to foster a competitive market for natural gas by giving natural gas purchasers access to multiple supply sources at market-driven prices. Order No. 547 may increase competition in markets in which the Company's natural gas is sold which may negatively affect revenues in the future. FERC has issued a series of orders in individual cases delineating its gathering policy for onshore and offshore natural gas facilities. Among other matters, FERC further refined its statutory tests for establishing gathering status, which were upheld by the D.C. Circuit in 1996, and reaffirmed that it does not have jurisdiction over natural gas gathering facilities and services and that such facilities and services are properly regulated by state authorities. As a result, natural gas gathering may receive greater regulatory scrutiny by state agencies. FERC has approved several transfers by interstate pipelines of gathering facilities to unregulated gathering companies, including affiliates. This could allow such companies to compete more effectively with independent gatherers. FERC has announced its intention to reexamine certain of its transportation related policies, including the appropriate manner for setting rates for new and existing interstate pipeline facilities and the manner in which interstate pipelines release transportation capacity under Order No. 636. While any resulting FERC action would affect the Company only indirectly, these inquiries are intended to further enhance competition in natural gas markets.

     Canadian Oil and Gas Regulation. The oil and natural gas industry is subject to extensive legislation and regulation governing its operations including land tenure, exploration, development, production, refining, transportation, marketing, environmental protection, exports, taxes, labor standards and health and safety standards imposed by legislation enacted by various levels of government. In addition, extensive legislation and regulation exists with respect to pricing and taxation of oil and natural gas and related products.

LEGAL PROCEEDINGS

     From time to time, the Company may be involved in legal actions and claims arising in the ordinary course of business. In the opinion of management, such litigation and claims will be resolved without having a material adverse effect on the Company's results of operations or financial condition.

EMPLOYEES

     At September 1, 1997, the Company employed 21 full-time persons.

                                   MANAGEMENT

     The executive officers and directors of the Company are:

             NAME             AGE                  CURRENT POSITION
             ----             ---                  ----------------
   Steven H. Mikel.........   46    President, Chief Executive Officer and Director
   James H. Price..........   47    Vice President, Finance
   John A. Walker..........   47    Vice President, Exploration
   Billy W. Lee............   51    Vice President of Engineering
   M. Michael Jenson.......   46    Treasurer
   Howell H. Howard........   69    Chairman of the Board and Director
   B. Travis Basham........   57    Director
   Thomas R. Fuller........   49    Director
   Robert R. Hillery.......   69    Director
   E. Ralph Hines, Jr......   68    Director
   James E. Nielson........   66    Director
   Donald H. Wiese, Jr.....   55    Director
   Spencer L. Youngblood...   52    Director

     STEVEN H. MIKEL is President and Chief Executive Officer and Director of the Company, joining it in January 1995 to redirect its focus into the acquisition and exploitation of oil and gas properties. From May 1993 to December 1994, Mr. Mikel was an independent consultant in the oil and gas industry, acting as a financial advisor to small and medium sized independents in their capital formation activities. Mr. Mikel was a co-founder and served as the Managing Director of Resource Investors Management Company (RIMCO), an oil and gas investment management company, from October 1985 to April 1993. Mr. Mikel began his career as a corporate finance attorney in Hartford, Connecticut, and moved into finance with Aetna Life and Casualty, where he specialized in natural resource industries. Mr. Mikel received his BA and JD degrees from Syracuse University and his MBA from the University of Connecticut.

     JAMES H. PRICE joined the Company in March 1996 as its Vice President-Finance and Treasurer. From January 1990 to March 1996, Mr. Price managed his personal investments in oil and gas properties and was President and Chief Executive Officer of Fannin Energy, Inc. and Grover G. Stanford Oil Company L.L.C. Mr. Price has in excess of 20 years of experience in the oil and gas finance industry, beginning his career in the Energy Department of First City National Bank of Houston, then as Chief Financial Officer of Alliance Well Service, Inc. and as Senior Vice President-Finance with TGX Corporation. Mr. Price holds a BBA in Finance from the University of Houston.

     JOHN A. WALKER, Vice President-Exploration, joined the Company in January 1996. Prior to joining the Company, Mr. Walker served as Exploration Manager for Stone & Webster Oil Company, Inc. from January 1994 to December 1995. From March 1987 to December 1993, Mr. Walker was a self-employed geological/geophysical consultant. He has 22 years of petroleum exploration and production experience with major and independent companies. Mr. Walker began his technical career with Conoco, Inc. He received a BS in Geology and an MS in Geology from Ohio University. Mr. Walker is an AAPG Certified Petroleum Geologist.

     BILLY W. LEE joined the Company in May 1996 as a full time consultant, and became the Vice President of Engineering on July 1, 1997. For more than five years prior to joining the Company, Mr. Lee served as President and Chief Executive Officer of Resource Reserves, Co., a private independent oil and gas company. Mr. Lee has also previously worked for Marathon Oil Company, Tenneco Oil Company and BP Huddleston & Company in Houston. Mr. Lee earned a BS in Petroleum Engineering and an MBA from Texas A&M University.

     M. MICHAEL JENSON joined the Company in September 1997 as its Treasurer. Prior to joining the Company, Mr. Jenson was the Chief Financial Officer and Assistant Secretary for BecField Drilling Services and Phoenix Drilling Services, Inc. from 1992 to 1996. From May 1996 to September 1997, Mr. Jenson served as Controller for Equitable Resources Energy Company. He has over 22 years of domestic and international oil field experience with Equitable Resources Energy Company, BecField Drilling Services, Phoenix Drilling Services, Bechtel Energy Resources Corporation and Pend Oreille Oil & Gas Company. Mr. Jenson is a Certified Public Accountant and has earned BBA and MBA degrees from the University of Houston.

     HOWELL H. HOWARD has been Trustee of the Ehlco Liquidating Trust since January 1989, and he was Chairman of the Board of Edward Hines Lumber Company from 1981 until its liquidation in January 1989. Mr. Howard has been a director of the Company since 1960 and has served as Chairman of the Board of the Company since July 1981.

     B. TRAVIS BASHAM has been Manager of four Texas general partnerships since 1988, operating under the Diverse name and headquartered in San Antonio, Texas, all of which are engaged in the oil and gas, exploration and production business (collectively, the "Diverse Partnerships"). Mr. Basham also has been President of Venucot, Inc., an oil and gas production and management company, since 1992. Mr. Basham is a CPA with prior administrative and financial positions with Ensearch Energy, Gulf Energy and Development Corp., and New London, Inc. Mr. Basham received his undergraduate degree from Southern Methodist University. Mr. Basham has been a director of the Company since 1995.

     THOMAS R. FULLER has been a Manager of the Diverse Partnerships since 1990. Since 1980, he has been President of Wyogram Oil Company which is engaged in the oil and gas production business. He has been a vice president of Hillin Oil Company from 1980 to 1986 and First City National Bank from 1974 to 1980, and a drilling and reservoir engineer with Exxon Company, U.S.A. from 1970 to 1974. He holds a B.S. in petroleum engineering from the University of Wyoming, and attended Louisiana State University's Graduate School of Banking.

     ROBERT R. HILLERY has served as President and Chief Executive Officer of The Links Group, Inc. ("LGI") since 1993. From 1984 until 1992, Mr. Hillery was Director and president of Gulf Exploration Consultants, Inc. ("GEC"). Both LGI and GEC are engaged in oil and gas exploration. He also has been a member of the Board of Trustees of Phillips University since 1982. Mr. Hillery graduated from Phillips University with a B.A. in Geology, Mathematics and Physics.

     E. RALPH HINES, JR. has been a partner of Moon & Hines, an oil and gas exploration partnership, since 1972. For more than six years, he has also held the positions of Director and Vice President of Moon-Hines-Tigrett Operating Co., Inc., and oil and gas operating company. Mr. Hines has been a director of the Company since 1985.

     JAMES E. NIELSON has held the position of President and Chief Executive Officer of Nielson & Associates, Inc. since 1992. From 1979 through 1992, Mr. Nielson was President and Chief Executive Officer of JN Oil and Gas Company, an oil and gas exploration company. He has served as director of the American Petroleum Institute, Rocky Mountain Oil and Gas Association, and Shoshone First Bank since 1974, 1989, and 1992, respectively. Mr. Nielson has been a director of the Company since 1993.

     DONALD H. WIESE, JR. has been a manager of the Diverse Partnerships since 1988, and since 1980, he has been President of Heathery Resources, Inc., an oil and gas consulting company. Mr. Wiese was previously retained by Primary Fuels, Inc. to establish and manage it oil and gas acquisition program, where he was responsible for the acquisition of $240,000,000 in producing properties. He held executive positions as President of Nord Petroleum Corporation and as Vice President of American Express' international oil and gas project financing group. His technical training includes evaluation and appraisal experience as Vice President of DeGolyer and MacNaughton; and oil and gas operations with Texaco, Inc. Mr. Wiese is a graduate of New Mexico State University and a registered professional engineer. Mr. Wiese has been a director of the Company since 1995.

     SPENCER L. YOUNGBLOOD has been a manager of the Diverse Partnerships since 1990 and President of Kona, Inc., an oil and gas production company since 1992. Mr. Youngblood began his career at Aminoil prior to joining Gulf Energy and Development Corporation, where he worked with Mr. Basham. Before joining the Diverse Partnerships, Mr. Youngblood was a senior vice president with Geodyne Resources, Inc., where he directed acquisitions over a six-year period. Mr. Youngblood earned a BS in petroleum engineering from Louisiana State University and an MBA from Florida Technological University. Mr. Youngblood has been a director of the Company since 1995.

                           DESCRIPTION OF DEBENTURES

     The Debentures are to be issued under an Indenture, to be dated as of October 2, 1997 (the "Indenture"), between SMC and American Stock Transfer & Trust Company, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. For purposes of this Description of Debentures, the term "Company" or "SMC" refers to Southern Mineral Corporation and does not include its subsidiaries. Wherever particular defined terms of the Indenture (including the Debentures) are referred to, such defined terms are incorporated herein by reference (the Debentures and various terms relating to the Debentures being referred to in the Indenture as "Securities"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provisions of the Debentures and the Indenture, including the definitions therein of certain terms.

GENERAL

     The Debentures will be general unsecured subordinated obligations of SMC, will be limited to $36,000,000 aggregate principal amount (plus up to an additional $5,400,000 as may be issued under the Underwriters' over-allotment option), and will mature on October 1, 2007. The Debentures will bear interest at the rate per annum shown on the front cover of this Prospectus from October 7, 1997, payable semiannually on April 1 and October 1 of each year, commencing on April 1, 1998 to the persons in whose name the Debentures are registered at the close of business on April 1 and October 1 as the case may be, next preceding such interest payment date. Interest will be computed on the basis of a 360-day year composed of twelve 30 day months. Interest payable per $1,000 principal amount of Debentures for the period from October 7, 1997 to April 1, 1998 will be $33.61.

     The Debentures will be convertible into shares of Common Stock initially at the conversion price stated on the cover page hereof, subject to adjustment upon the occurrence of certain events described under "--Conversion Rights," at any time prior to the close of business on the Business Day immediately preceding the maturity date, unless previously redeemed or repurchased.

     The Debentures are redeemable under the circumstances and at the redemption prices set forth below under " -- Optional Redemption by the Company," plus accrued interest to the redemption date.

     The Debentures will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Debentures, but SMC may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

CONVERSION RIGHTS

     A Holder may, at any time prior to maturity, convert the principal amount of a Debenture (or any portion thereof equal to $1,000 or an integral multiple of $1,000) into shares of Common Stock at the conversion price set forth on the cover page of this Prospectus, subject to adjustment as described below (the "Conversion Price"). The right to convert a Debenture called for redemption will terminate at the close of business on the Business Day immediately preceding the Redemption Date or Repurchase Date (as hereinafter defined) for such Debenture or such earlier date as the Holder presents the Debenture for redemption (unless the Company shall default in making the redemption payment when due, in which case the conversion right shall terminate at the close of business on the date such default is cured and such Debenture is redeemed). A Debenture for which a Holder has delivered a Change of Control Purchase Notice exercising the option of such Holder to require the Company to purchase such Debenture may be converted only if such notice is withdrawn as a result of a Conversion Notice delivered by the Holder to the Paying Agent prior to the close of business on the Business Day immediately preceding the Repurchase Date in accordance with the Indenture.

     No payment or adjustment will be made for dividends or distributions with respect to shares of Common Stock issued upon conversion of a Debenture. Except as otherwise provided in the Indenture, interest accrued shall not be paid on Debentures converted. If any Holder surrenders a Debenture (in whole or in part) for conversion between the record date for the payment of an installment of interest and the related interest payment date, then, notwithstanding such conversion, the interest payable on such interest payment date will be paid to the Holder on such record date; provided, however, that in such event, such Debenture, when surrendered for conversion, must be accompanied by delivery by such Holder of a check or draft payable in New York Clearing House (next day) funds or other funds acceptable to the Company in an amount equal to the interest payable on such interest payment date on the portion so converted. Notwithstanding the foregoing, if any Debenture is called for redemption on October 1, 1999 and such Debenture is surrendered for conversion at any time during the ten business days immediately preceding the date fixed for redemption, interest shall accrue on such Debenture through, but not including, the date fixed for redemption and shall be payable on such redemption date to the person who surrenders such Debenture for conversion and the conversion date of such Debenture will be deemed to be the redemption date. No fractional shares will be issued upon conversion, but a cash payment will be made for any fractional interest based upon the current market price of the Common Stock.

     The Conversion Price is subject to adjustment upon the occurrence of certain events, including (i) the issuance of shares of Common Stock as a dividend or distribution on the Common Stock, (ii) the subdivision or combination of the outstanding Common Stock, (iii) the issuance to holders of Common Stock of rights or warrants to subscribe for or purchase Common Stock (or securities convertible into Common Stock) at a price per share less than the then current market price per share, as defined, (iv) the distribution to holders of Common Stock of shares of capital stock of the Company (other than Common Stock), evidences of indebtedness, or other non-cash assets (including securities of any company other than the Company), (v) the distribution to holders of Common Stock of rights or warrants to subscribe for its securities (other than those referred to in (iii) above), (vi) the distribution to holders of Common Stock of cash in an aggregate amount that (together with (a) all other cash distributions to holders of Common Stock made within the preceding 12 months not triggering a Conversion Price adjustment and (b) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made) exceeds an amount equal to 15% of the Company's market capitalization on the Business Day immediately preceding the day on which the Company declares such distribution and (vii) the successful completion of a tender offer made by the Company or any of its subsidiaries for Common Stock which involves an aggregate consideration that, together with (a) any cash and other consideration payable in a tender offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (b) the aggregate amount of any such all-cash distributions referred to in (vi) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 15% of the Company's market capitalization on the expiration of such tender offer. In the event of a distribution pro rata to holders of Common Stock of rights to subscribe for additional shares of the Company's capital stock (other than those referred to in (iii) above), the Company may, instead of making any adjustment in the Conversion Price, make proper provisions so that each Holder who converts a Debenture (or any portion thereof) after the record date for such distribution and prior to the expiration or redemption of such rights shall be entitled to receive upon such conversion, in addition to the shares of Common Stock issuable upon conversion, an appropriate number of such rights. No adjustment of the Conversion Price will be required to be made until the cumulative adjustments require an increase or decrease of at least 1% in the Conversion Price as last adjusted.

     Subject to any applicable right of the Holders upon a Change of Control, if the Company reclassifies or changes its outstanding Common Stock, or consolidates with or merges into or sells or conveys all or substantially all of the assets of the Company as an entirety to any person, or is a party to a merger that reclassifies or changes its outstanding Common Stock, the Debentures will become convertible into the kind and amount of shares of stock and other securities and property (including cash) that the Holders would have owned immediately after the transaction if the Holders had converted the Debentures immediately before the effective date of the transaction.

     Certain adjustments to the Conversion Price to reflect the Company's issuance of certain rights, warrants, evidences of indebtedness, securities, or other property (including cash) to holders of the Common Stock may result in constructive distributions taxable as dividends to Holders of the Debentures. Similarly, if instead of adjusting the Conversion Price upon a pro rata distribution of rights to subscribe for additional shares of the

Company's capital stock, as described above, the Company elects at such time to alter the consideration receivable by the holders of the Debentures upon conversion to include the rights such holders would have been entitled to if conversion had occurred prior to the record date for such distribution of rights, the alteration may result in constructive distributions taxable as dividends to Holders of the Debentures.

SUBORDINATION

     The payment of the principal of, premium, if any, and interest on, the Debentures will be subordinated in right of payment, to the extent set forth in the Indenture, to the prior payment in full in cash of the principal of, premium, if any, interest and other amounts in respect of all Senior Indebtedness of SMC. "Senior Indebtedness" is defined in the Indenture to mean the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the Indenture or thereafter created, incurred or assumed: (a) indebtedness of the Company to banks, insurance companies and other financial institutions evidenced by credit or loan agreements, notes or other written obligations, (b) all other indebtedness of the Company (including indebtedness of others guaranteed by the Company) other than the Debentures, whether outstanding on the date of this Indenture or thereafter created, incurred or assumed, which is (i) for money borrowed or (ii) evidenced by a note, security, debenture, bond or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind, (c) obligations of the Company as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, (d) obligations of the Company under interest rate, currency swaps, and oil, gas and other product price hedging arrangements, caps, floors, collars or similar agreements or arrangements intended to protect the Company against fluctuations in interest, currency exchange rates, or oil, gas and other product prices, and (e) renewals, extensions, modifications, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in clauses (a) through (d) of this paragraph; provided, however, that Senior Indebtedness shall not include any such indebtedness or obligation (i) if the terms of such indebtedness or obligation (or the terms of the instrument under which, or pursuant to which, it is issued) expressly provide that such indebtedness or obligation is not superior in right of payment to the Debentures, or expressly provide that such indebtedness or obligation is pari passu with or junior to the Debentures, (ii) if such indebtedness or obligation is non-recourse to the Company, (iii) if such indebtedness or obligation is a conditional sale contract or any account payable or any other similar indebtedness created or assumed by the Company in the ordinary course of business in connection with the obtaining of materials, inventories or services, or (iv) any liability for Federal, state, provincial, local or other taxes owed or owing by the Company.

     No payment on account of principal, premium, if any, or interest on, the Debentures may be made by SMC if there shall have occurred (i) a default in the payment of principal, premium, if any, or interest (including a default under any repurchase or redemption obligation) with respect to any Senior Indebtedness or (ii) there shall exist a default in any covenant with respect to Designated Senior Indebtedness (other than as specified in clause (i) of this sentence), and, in such event, such default shall not have been cured or waived or shall not have ceased to exist, the Trustee and the Company shall have received written notice from any holder of such Designated Senior Indebtedness (a "Senior Default Notice") stating that no payment shall be made with respect to the Debentures and such default would permit the maturity of such Designated Senior Indebtedness to be accelerated, provided that no such default will prevent any payment on, or in respect of, the Debentures for more than 180 days, unless the maturity of such Senior Indebtedness has been accelerated; provided, however, that not more than one Senior Default Notice shall be given during any period of 360 consecutive days, regardless of the number of defaults with respect to Designated Senior Indebtedness during such 360-day period. "Designated Senior Indebtedness" is defined as any Senior Indebtedness which the Company designated to the Trustee as Designated Senior Indebtedness. Upon any acceleration of the principal due on the Debentures or payment or distribution of assets of SMC to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings of SMC, all principal, premium, if any, and interest or other amounts due on all Senior Indebtedness must be paid in full in cash or other immediately available funds, or provision shall be made for such payment in cash or other immediately available funds or otherwise in a manner satisfactory to each holder of Senior Indebtedness with respect to its indebtedness, before the Holders of the Debentures are entitled to receive any payment (except that Holders of the Debentures may receive and retain shares of stock and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the Debentures). By reason of such subordination, in the event of insolvency, creditors of SMC who are holders of Senior Indebtedness are likely to recover more, ratably, than the Holders of the Debentures, and such subordination may result in a reduction or elimination of payments to the Holders of the Debentures.

     In addition, the Debentures will be structurally subordinated to all indebtedness and other liabilities (including trade payables) of SMC's subsidiaries, as any right of SMC to receive any assets of its subsidiaries upon their liquidation or reorganization (and the consequent right of the Holders of the Debentures to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that SMC itself is recognized as a creditor of such subsidiary, in which case the claims of SMC would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by SMC. As of June 30, 1997, the amount of indebtedness and other liabilities of SMC's subsidiaries to which the Debentures are structurally subordinated were $345,000 (excluding intercompany obligations).

     The Indenture does not limit SMC's ability to incur Senior Indebtedness or any other indebtedness.

OPTIONAL REDEMPTION BY THE COMPANY

     The Debentures may not be redeemed prior to October 1, 1999. Thereafter, the Debentures may be redeemed, in whole or in part, at the option of SMC, upon not less than 30 nor more than 60 days' prior notice as provided under "-- Notices" below, at the redemption prices set forth below, together with interest accrued and unpaid to the Redemption Date; provided that from October 1, 1999 to October 1, 2000, the Company may redeem the Debentures if the Closing Price Per Share of Common Stock for at least 20 consecutive trading days ending on a date no more than 10 days prior to the date that notice of redemption is given to Holders as provided in the Indenture exceeds 130% of the conversion price in effect on each of such 20 consecutive trading days.

     "Closing Price Per Share" is defined in the Indenture to mean with respect to the Common Stock of the Company, for any day, the reported last sales price regular way per share or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case (i) on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or (ii) if not listed on or admitted to trading on any national securities exchange, then on the Nasdaq National Market or (iii) if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on such National Market, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Company for that purpose.

     The redemption prices (expressed as a percentage of principal amount) are as follows for the 12-month period beginning on October 1 of the following years:

1999......................  105.500%
2000......................  104.813%
2001......................  104.125%
2002......................  103.438%
2003......................  102.750%
2004......................  102.063%
2005......................  101.375%
2006......................  100.000%

     No sinking fund is provided for the Debentures.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE OF CONTROL

     If a Change of Control occurs, each Holder of Debentures shall have the right, at the Holder's option, to require SMC to repurchase all of such Holder's Debentures, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined herein), at a price equal to 100% of the principal amount of the Debentures to be repurchased, together with interest accrued and unpaid to the Repurchase Date (the "Repurchase Price").

     Within 30 days after the occurrence of a Change of Control, SMC is obligated to give to all Holders of the Debentures notice, as provided in the Indenture (the "Company Notice"), of the occurrence of such Change of Control and of the repurchase right arising as a result thereof, or, at the request of SMC on or before the 15th day after such occurrence, the Trustee shall give the Company Notice. SMC must also deliver a copy of the Company Notice to the Trustee and to the office of each Paying Agent. To exercise the repurchase right, a Holder of Debentures must deliver on or before the 30th day after the date of the Company Notice irrevocable written notice to the Trustee or any Paying Agent of the Holder's exercise of such right, together with the Debentures with respect to which the right is being exercised.

     A Change of Control shall be deemed to have occurred at such time after the original issuance of the Debentures as there shall occur when:

          (i) the acquisition by any Person (including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of SMC entitling such Person to exercise more than a majority of the total voting power of all shares of capital stock of SMC entitled to vote generally in elections of directors, other than any such acquisition by SMC, any subsidiary of SMC or any employee benefit plan of SMC; or

          (ii) any consolidation or merger of SMC with or into any other Person, any merger of another Person with or into SMC, or any conveyance, sale, transfer or lease of all or substantially all of the assets of SMC to another Person (other than (a) any such transaction which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock and (b) any merger which is effected solely to change the jurisdiction of incorporation of SMC and results in a reclassification, conversion or exchange of outstanding shares of Common Stock into solely shares of common stock).

"Beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act, as in effect on the date of original execution of the Indenture.

     Any repurchase in connection with a Change of Control could, depending on the circumstances and absent a waiver from the holders of Senior Indebtedness, be blocked by the subordination provisions of the Debentures. See
" -- Subordination." Failure by SMC to repurchase the Debentures when required may result in an Event of Default with respect to the Debentures whether or not such repurchase is permitted by the subordination provisions. See " -- Events of Default."

     Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to Holders of the Debentures. SMC will comply with this rule to the extent applicable at that time.

     The foregoing provisions would not necessarily afford Holders of the Debentures protection in the event of highly leveraged or other transactions involving SMC that may adversely affect Holders.

MERGERS AND SALES OF ASSETS BY SMC

     SMC may not consolidate or merge with or into any other Person or, directly or indirectly, convey, transfer, sell, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and SMC may not permit any Person to consolidate or merge with or into SMC or convey, transfer, sell, lease or otherwise dispose such Person's properties and assets substantially as an entirety to SMC, unless (a) the Person formed by such consolidation or into or with which SMC is merged or the Person to which the properties and assets of SMC are so conveyed, transferred, sold, leased or otherwise disposed of is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State thereof or the District of Columbia and has expressly assumed the due and punctual payment of the principal of, premium, if any, and interest on the Debentures and the performance of the other covenants of SMC under the Indenture, (b) immediately after giving effect to such transaction and treating any indebtedness which becomes due as an obligation of the Company at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (c) SMC has provided to the Trustee an officer's certificate and opinion of counsel as provided in the Indenture.

LIMITATION ON DIVIDEND RESTRICTIONS AFFECTING SUBSIDIARIES

     Without the consent of the Holders of a majority in aggregate principal amount of the Debentures then outstanding the Company may not, and may not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind on the ability of any Subsidiary to (a) pay to the Company or any other Subsidiary dividends or make to the Company or any other Subsidiary any other distribution of its capital stock, (b) pay any debt owed to the Company or any other Subsidiary, (c) make loans or advances to the Company or any other Subsidiary or (d) transfer any of its property or assets to the Company or any other Subsidiary, other than such encumbrances or restrictions existing or created under or by reason of (i) applicable laws, (ii) the Indenture, (iii) covenants, liens or restrictions contained in any instrument governing debt of the Company or any of the Subsidiaries existing on the date of the Indenture, or covenants or restrictions in any loan documents relating to Senior Indebtedness incurred after the date hereof, provided that in the absence of a default under any such loan documents, no such restriction shall prevent a Subsidiary from paying dividends or otherwise distributing funds to the Company in amounts sufficient to enable the Company to make interest and principal payments on the Debentures as and when due, (including repurchase upon a Change of Control pursuant to the terms of the Indenture), (iv) customary provisions restricting subletting, assignment and transfer of any lease governing a leasehold interest of the Company or any of the Subsidiaries or in any license or other agreement entered into in the ordinary course of business, (v) any agreement governing debt of a person acquired by the Company or any of the Subsidiaries in existence at the time of such acquisition (but not created in connection with or in contemplation thereof), which encumbrances or restrictions are not applicable to any person, or the property or assets of any person, other than the person, or the property or assets of the person, so acquired, (vi) any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into in accordance with the terms of the Indenture for the sale or disposition of capital stock or property or assets of such Subsidiary, pending the closing of such sale or disposition or
(vii) any agreement that extends, renews, refinances or replaces the agreements containing the restrictions in the foregoing clauses (ii) through (v); provided, however, that the terms and conditions of any such restrictions shall be no more restrictive to the Company or any Subsidiary than the restrictions in the agreement so extended, renewed, refinanced or replaced.

EVENTS OF DEFAULT

     The following will be Events of Default under the Indenture: (a) failure to pay principal or redemption price of any Debenture when due, whether or not such payment is prohibited by the subordination provisions of the Indenture; (b) failure to pay any interest on any Debenture when due, continuing for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture; (c) default in SMC's obligation to provide a Company Notice of a Change of Control; (d) failure to perform any other covenant of SMC in the Indenture, continuing for 60 days after written notice as provided in the Indenture; (e) default in respect of any indebtedness for money borrowed by SMC at final maturity thereof or that results in acceleration of the maturity of an amount in each case in excess of $1,000,000 of indebtedness if such indebtedness is not discharged, or such acceleration is not annulled, within 30 days after written notice as provided in the Indenture; (f) final unsatisfied judgments not covered by insurance aggregating in excess of $1,000,000, at any one time rendered against the Company or any of its Subsidiaries and not stayed, bonded or discharged within 30 days; and (g) certain events of bankruptcy, insolvency or reorganization. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     If an Event of Default (other than an Event of Default specified in subsection (g) above) occurs and is continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Debentures, may by notice in writing to SMC, declare the principal of all the Debentures to be due and payable immediately, and upon any such declaration such principal and any accrued interest thereon will become immediately due and payable. If an Event of Default specified in subsection (g) occurs and is continuing, the principal and any accrued interest on all of the then Outstanding Debentures shall automatically become due and payable immediately without any declaration or other Act on the part of the Trustee or any Holder.

     At any time after a declaration of acceleration has been made but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Debentures may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest have been cured or waived as provided in the Indenture.

     No Holder of any Debenture will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Debentures shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debentures a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days; provided, however, that such limitations do not apply to a suit instituted by a Holder of a Debenture for the enforcement of payment of the principal of, premium, if any, or interest on such Debenture on or after the respective due dates expressed in such Debenture or of the right to convert such Debenture in accordance with the Indenture.

     SMC will be required to furnish to the Trustee annually a statement as to the performance by SMC of certain of its obligations under the Indenture and as to any default in such performance.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made, and certain past defaults by SMC may be waived with the written consent of the Holders of not less than a majority in aggregate principal amount of the Debentures at the time Outstanding; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Debenture affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Debenture, (b) reduce the principal amount of, or the premium, if any, or rate of interest on, any Debenture, (c) reduce the amount payable upon redemption or repurchase, (d) modify the provisions with respect to the repurchase right of the Holders in a manner adverse to the Holders, (e) change the place or currency of payment of principal of, premium, if any, or interest on, any Debenture, (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Debenture (including any payment of the Repurchase Right in respect of such Debenture), (g) modify the obligation of SMC to maintain an office or agency in New York City, (h) except as otherwise permitted or contemplated by provisions concerning consolidation, merger, conveyance, transfer, sale or lease of all or substantially all of the property and assets of SMC, adversely affect the right of Holders to convert any of the Debentures, (i) modify the subordination provisions in a manner adverse to the Holders of the Debentures, (j) reduce the above-stated percentage of Outstanding Debentures necessary to modify or amend the Indenture, or (k) reduce the percentage of aggregate principal amount of Outstanding Debentures necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

     The Holders of a majority in aggregate principal amount of the Outstanding Debentures may waive compliance by SMC with certain restrictive provisions of the Indenture. The Holders of a majority in aggregate principal amount of the Outstanding Debentures also may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest.

TRANSFER AND EXCHANGE

     SMC has initially appointed the Trustee as security registrar and transfer agent, acting through its Corporate Trust Office in The City of New York. SMC reserves the right to vary or terminate the appointment of the security registrar or of any transfer agent or to appoint additional or other transfer agents.

TITLE

     SMC and the Trustee may treat the registered owner (as reflected in the Security Register) of any Debenture as the absolute owner thereof (whether or not such Debenture shall be overdue) for the purpose of making payment and for all other purposes.

NOTICES

     Notice to Holders of the Debentures will be given by mail to the addresses of such Holders as they appear in the Security Register.

     Notice of a redemption of Debentures will be given not less than 30 nor more than 60 days prior to the redemption date (which notice shall be irrevocable) and will specify the redemption date.

REPLACEMENT OF DEBENTURES

     Debentures that become mutilated, destroyed, stolen or lost will be replaced by SMC at the expense of the Holder upon delivery to the Trustee of the mutilated Debentures or evidence of the loss, theft or destruction thereof satisfactory to SMC and the Trustee. In the case of a lost, stolen or destroyed Debenture indemnity satisfactory to the Trustee and SMC may be required at the expense of the Holder of such Debenture before a replacement Debenture will be issued.

SATISFACTION AND DISCHARGE

     The Indenture shall cease to be of further effect (except as to any surviving rights of conversion, or registration of transfer or exchange of the Debentures therein expressly provided for), when (1) either (A) all Debentures theretofore authenticated and delivered (other than (i) Debentures which have been destroyed, lost or stolen and which have been replaced or paid and (ii) Debentures for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or (B) all such Debentures not theretofore delivered to the Trustee for cancellation (i) have become due and payable, or (ii) will become due and payable at their Stated Maturity within one year, or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company, in the case of (i), (ii) or
(iii) above, has deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount sufficient to pay and discharge the entire indebtedness on such Debentures not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any) and interest to the date of such deposit (in the case of Debentures which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be; (2) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company; and (3) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

PAYMENT OF STAMP AND OTHER TAXES

     SMC shall pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Debentures. SMC will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority therein.

GOVERNING LAW

     The Indenture and the Debentures will be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of law.

THE TRUSTEE

     In case an Event of Default shall occur (and shall not be cured), the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of Debentures, unless they shall have offered to the Trustee security or indemnity satisfactory to it.

BOOK-ENTRY

     The Debentures will be issued in the form of a global Debenture or Debentures (together, the "Global Debenture") deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co. as DTC's nominee. Owners of beneficial interests in the Debentures represented by the Global Debenture will hold such interests pursuant to the procedures and practices of DTC and must exercise any rights in respect of their interests (including any right to convert or require repurchase of their interests) in accordance with those procedures and practices. Such beneficial owners will not be Holders, and will not be entitled to any rights under the Global Debenture or the Indenture, with respect to the Global Debenture and SMC and the Trustee, and any of their respective agents, may treat DTC as the sole Holder and owner of the Global Debenture.

     DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers (including Morgan Keegan & Company, Inc.), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

     Unless and until they are exchanged in whole or in part for certificated Debentures in definitive form as set forth below, the Global Debenture may not be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to DTC or another nominee of DTC.

     The Debentures represented by the Global Debenture will not be exchangeable for certificated Debentures, provided that if (i) DTC is at any time unwilling, unable or ineligible to continue as depositary and a successor is not appointed within 90 days of such notice or (ii) there shall have occurred and be continuing an Event of Default with respect to the Debentures represented by the Global Debenture, SMC will issue individual Debentures in definitive form in exchange for the Global Debenture. In addition, SMC may at any time and in its sole discretion determine not to have a Global Debenture, and, in such event, will issue individual Debentures in definitive form in exchange for the Global Debenture previously representing all such Debentures. In such instances, an owner of a beneficial interest in a Global Debenture will be entitled to physical delivery of Debentures in definitive form equal in principal amount to such beneficial interest and to have such Debentures registered in its name. Individual Debentures so issued in definitive form will be issued in denominations of $1,000 and any larger amount that is an integral multiple of $1,000 and will be issued in registered form only, without coupons.

     Payments of principal of and interest on the Debentures will be made by SMC through the Trustee to DTC or its nominee, as the case may be, as the registered owner of the Global Debenture. Neither SMC nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Debenture or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. SMC expects that DTC, upon receipt of any payment of principal or interest in respect of the Global Debenture, will credit the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Debenture as shown on the records of DTC. SMC also expects that payments by participants to owners of beneficial interests in the Global Debenture will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     So long as the Debentures are represented by a Global Debenture, DTC or its nominee will be the only entity that can exercise a right to repayment pursuant to the Holder's option to elect repayment of its Debentures or the right of conversion of the Debentures. Notice by participants or by owners of beneficial interests in a Global Debenture held through such participants of the exercise of the option to elect repayment, or the right of conversion, of beneficial interests in Debentures represented by the Global Debenture must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to participants. In order to ensure that DTC's nominee will timely exercise a right to repayment, or the right of conversion, with respect to a particular Debenture, the beneficial owner of such Debentures must instruct the broker or other participant through which it holds an interest in such Debentures to notify DTC of its desire to exercise a right to repayment, or the right of conversion. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Debenture in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. SMC will not be liable for any delay in delivery of such notice to DTC.

                         DESCRIPTION OF CREDIT FACILITY

     On December 20, 1995, the Company as borrower and SMC Production Co., Spruce Hills Production Company and BEC Energy, Inc. as co-borrowers entered into a senior secured reducing revolving credit facility with Compass Bank as lender. The maximum borrowing ("Borrowing Base") that may be outstanding under the Credit Facility may not exceed the present value of the Company's oil and gas reserves based on assumptions regarding prices, costs and discount rates approved by the bank group. At August 31, 1997, the Borrowing Base was $25.7 million. The Borrowing Base reduces $300,000 per month and is reviewed by the bank semi-annually until maturity on June 1, 2000.

     As of August 31, 1997, $20.7 million was outstanding under the Credit Facility. Borrowings under the Credit Facility bear interest at either the bank's prime rate or the LIBOR plus 2.25%. At August 31, 1997, borrowings under the Credit Facility had an interest rate of 7.9%.

     The Credit Facility has affirmative and negative covenants, including without limitation, those relating to the following matters (i) information,
(ii) limitation on liens, (iii) limitations on consolidations, mergers and sales of assets, (iv) compliance with laws, (v) limitations on total consolidated debt, and (vi) restrictions on investments. The Company will also be required to maintain certain financial ratios.

                          DESCRIPTION OF CAPITAL STOCK
COMMON STOCK

     The Company's authorized capital stock consists of 20,000,000 shares of common stock, par value $.01 per share, of which as of June 30, 1997, 9,108,832 shares were issued and outstanding and 1,738,878 shares were reserved for issuance upon exercise of outstanding options and warrants and for issuance under the Company's various stock option and compensation plans. All outstanding shares of Common Stock are fully paid and nonassessable.

     Holders of Common Stock are entitled to receive dividends, if, as and when declared by the Board of Directors of the Company out of funds legally available therefor, and are entitled on liquidation to share ratably in all assets of the Company remaining after the payment of liabilities. Since 1994, the Company has reinvested all earnings in the Company and, accordingly, has not paid any dividends on Common Stock of the Company. Although the Company intends to continue to reinvest future earnings the Company may determine to pay dividends in the future. The Company's ability to declare and pay any such dividends will depend upon, among other things, the earnings and financial condition of the Company, and restrictive provisions the Company's Credit Facility and any other financing arrangements to which the Company may be subject from time to time.

     Each share of Common Stock has one vote on all matters presented to the stockholders. A majority of issued and outstanding shares of Common Stock entitled to vote and represented at a stockholders meeting in person or by proxy constitutes a quorum for the transaction of business. The affirmative vote of a majority of shares present and entitled to vote at a meeting at which a quorum is present generally will constitute stockholder action. Certain fundamental corporate changes such as amending the articles of incorporation, a merger or a disposition of all of the Company's assets, require the approval of a majority of outstanding shares entitled to vote thereon. Directors are elected by a plurality of votes cast by stockholders entitled to vote therefor. Since the Common Stock does not have cumulative voting rights, holders of more than 50% of the shares present and entitled to vote for directors at a meeting at which a quorum is present may, if they choose to do so, elect all of the directors and, in that event, the holders of the remaining shares will not be able to elect any directors.

     Since the Company's Amended and Restated Articles of Incorporation do not deny preemptive rights, under Section 78.265 of the General Corporation Law of Nevada (the "NGCL"), holders of Common Stock have preemptive rights to acquire unissued shares, treasury shares or securities convertible into such shares except with respect to (i) shares issued to directors, officers or employees pursuant to approval by the affirmative vote of the holders of a majority of the shares entitled to vote or when authorized by a plan approved by such a vote of shareholders, (ii) shares sold for a consideration other than cash, (iii) shares issued at the same time that the shareholder who claims a preemptive right acquired his shares, (iv) shares issued as part of the same offering in which the shareholder who claims a preemptive right acquired his shares, (v) shares (or shares into which convertible securities may be converted) which upon issuance are registered pursuant to Section 12 of the Exchange Act or (vi) shares of any class that is preferred or limited as to dividends or assets or to any obligations, unless convertible into Common Stock or carrying a right to subscribe to or acquire Common Stock. To the extent any preemptive right exists, it only is an opportunity to acquire shares or other securities upon such terms as the board of directors may fix for the purpose of providing a fair and reasonable opportunity for the exercise of such right. The Common Stock of the Company is registered under Section 12 of the Exchange Act and holders thereof will have no preemptive rights in respect of Common Stock issuances for so long as the Common Stock remains so registered.

     American Stock Transfer & Trust Company, New York, New York, is the transfer agent and registrar for the Common Stock.

CERTAIN PROVISIONS OF CHARTER DOCUMENTS AND NEVADA LAW

     Liability Limitation. As permitted by Section 78.037 of the NGCL, the Company's Amended and Restated Articles of Incorporation eliminate the liability of its directors and officers to the Company and its stockholders for damages for breach of fiduciary duty, except for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or for the payment of distributions in violation of the NGCL. To the extent that this provision limits the remedies of the Company and its Stockholders to equitable remedies, it might reduce the likelihood of derivative litigation and discourage the Company's management or stockholders from initiating litigation against its directors or officers for breach of their fiduciary duties. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of an act, such remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that the Company and its stockholders would have no effective remedy against directors or officers.

     Indemnification. The Bylaws of the Company make mandatory the indemnification permitted by the NGCL and the Company's Amended and Restated Articles of Incorporation. Accordingly, the Company generally must indemnify its directors, officers, employees and agents against liabilities and expenses to which they may become subject or which they may incur as a result of being or having been a director, officer, employee or agent of the Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Nevada Takeover Statute. The Company is subject to provisions of the NGCL which generally restrict business combinations between the Company and those of its stockholders who beneficially own 10% or more of the voting power of its outstanding voting shares. The effect of these provisions is to permit friendly, negotiated transactions which are approved in advance by the Board of Directors while restricting a hostile acquiror's flexibility in acquiring the Company. The following discussion of these provisions is qualified in its entirety by reference to Nevada Revised Statues 78.411 through 78.444 (collectively, the "Takeover Statute"). References to Sections are to sections of the Takeover Statute. Combinations covered by the Takeover Statute and generally include transactions involving the Company's assets or securities. Subject to certain exceptions, the Takeover Statute prohibits the Company from engaging in any combination with any interested stockholder for three years after the Interested Stockholder's (as defined herein) date of acquiring shares unless the combination or the purchase of shares made by the Interested Stockholder is approved by the Board of Directors of the Company. The Takeover Statute also prohibits any combination with an Interested Stockholder following the expiration of three years after the date the Interested Stockholder acquired such shares, unless the combination complies with the Company's Amended and Restated Articles of Incorporation and either (i) the combination or the purchase of shares by the Interested Stockholder is approved by the Board of Directors prior to such acquisition of Shares by the Interest Stockholder, (ii) the combination is approved by the affirmative vote of the holders of capital stock representing a majority of the outstanding voting power not beneficially owned by the Interested Stockholder at a meeting called for that purpose no earlier than three years after the note the Interested Stockholder's acquisition of such, or (iii) the aggregate value of consideration to be received by the holders of the Common Stock and by the holders of any other class or series of capital stock satisfies certain standards specified in the Takeover Statute, the consideration to be received by the stockholders is distributed promptly and is in cash or the same form as the Interested Stockholder used to acquire the largest number of shares previously acquired by such stockholder, and except as specified in the Takeover Statute, the interested stockholder has not become the beneficial owner of any additional voting shares of the Company after the date of acquiring shares and before the date of consummation of the combination. "Interested Stockholder" is defined in the Takeover Statute as any person (other than the Company or any of its subsidiaries) who beneficially owns, directly or indirectly, 10% or more of the voting power of the Company's outstanding voting shares, or any affiliate or associate of the Company who, at any time within three years immediately before the date in question, was the beneficial owner of 10% or more of the voting power of the Company's then outstanding shares.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement relating to the Debentures, the Company has agreed to sell to the several Underwriters named below, and the several Underwriters have agreed to purchase, the principal amounts of the Debentures set forth opposite their respective names:

                                                                 PRINCIPAL
                                                                 AMOUNT OF
                        UNDERWRITER                             DEBENTURES
                        -----------                             -----------
Morgan Keegan & Company, Inc................................    $21,600,000
McDonald & Company Securities, Inc..........................      7,200,000
Rauscher Pierce Refsnes, Inc................................      7,200,000
                                                                -----------
          Total.............................................    $36,000,000
                                                                ===========

     The Underwriters have advised the Company that they propose initially to offer the Debentures to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of 2.5% of the principal amount of the Debentures. The Underwriters may allow, and such dealers may reallow, a discount not in excess of 0.5% of the principal amount of the Debentures to certain other dealers. After the Offering, the public offering price, concession and discount may be changed.

     Pursuant to the Underwriting Agreement, the Company has granted to the Underwriters an option, exercisable for 30 days from the date hereof, to purchase up to an additional $5,400,000 principal amount of Debentures at the public offering price less the underwriting discounts and commissions set forth on the cover page hereof. The Underwriters may exercise such option to purchase additional Debentures solely for the purpose of covering over-allotments, if any, made in connection with the sale of the Debentures offered hereby. To the extent such over-allotment options is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase the same percentage of such additional Debentures as the number set forth next to such Underwriter's name in the preceding table bears to the total number of Debentures.

     During and after the Offering, the Underwriters may purchase and sell the Debentures in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offering. The Underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the Debentures sold in the Offering for their account may be reclaimed by the syndicate if such Debentures are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Debentures, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

     The Company has agreed to indemnify the Underwriters against or make contributions relating to certain liabilities, including liabilities under the Securities Act.

     The Underwriting Agreement will provide that the obligations of the several Underwriters to pay for and accept delivery of the Debentures are subject to the approval of certain legal matters by counsel to the Underwriters and to certain other conditions. The Underwriters are committed to take and pay for all of the Debentures if any are taken.

     The Company has agreed that for a period of 90 days following the date of this Prospectus it will not, directly or indirectly, issue any Common Stock or any securities convertible into, exchangeable for or representing the right to acquire Common Stock, without the written consent of Morgan Keegan & Company, Inc., other than pursuant to existing stock options and warrants. In addition, each of the Company's officers and directors has agreed that, for a period of 90 days from the date of this Prospectus, he will not, directly or indirectly, offer, sell, offer to sell, contract to sell, grant any option to purchase, or otherwise dispose (or announce any offer, sale, grant of any option to purchase or other disposition) of any shares of Common Stock, or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock, without the written consent of the Morgan Keegan & Company, Inc.

     Prior to this Offering, there has been no public market for the Debentures. Consequently, the initial public offering price was determined through negotiations among the Company and the Underwriters. Among the factors considered in making such determination were the prevailing market conditions, the Company's financial and operating history and conditions, the Company's prospects and the prospects for its industry in general, the management of the Company, and the market prices of securities for companies in businesses related to that of the Company.

     The Debentures have been approved for quotation on the Nasdaq SmallCap Market under the symbol "SMING." The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Debentures, but are not obligated to do so and may discontinue market making at any time without notice. There can be no assurance that an active public market for the Debentures will develop and continue after the Offering.

     Morgan Keegan & Company, Inc. from time to time provides the Company with investment banking services in the ordinary course of its business.

                                 LEGAL MATTERS

     Certain legal matters related to the Debentures offered hereby and the Common Stock issuable upon the conversion of the Debentures are being passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Houston, Texas. Certain legal matters will be passed upon for the Underwriters by Butler & Binion, L.L.P., Houston, Texas.

                                    EXPERTS

     The financial statements of Southern Mineral Corporation as of December 31, 1996 and for the year then ended have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The Consolidated Financial Statements of the Company, as of December 31, 1995 and for each of the two years in the period ended December 31, 1995, included in this Prospectus, have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their report thereon included in this Prospectus, and so included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of BEC Energy Inc. as of December 31, 1996, and for the year then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     Information as of December 31, 1994 relating to the estimated net proved reserves and the related present value of estimated pre-tax cash flows included herein and in the notes to the Company's Consolidated Financial Statements have been prepared by Hedrick and Associates. Information relating to the domestic estimated net proved reserves and the related present values of estimate pre-tax net cash flows included herein and in the notes to the Company's Consolidated Financial Statements as of December 31, 1995 were prepared by Netherland, Sewell and as of December 31, 1996 were prepared by the Company and audited by Netherland, Sewell. Information as of December 31, 1995 and December 31, 1996 relating to the Canadian estimated net proved reserves and related present values of estimated pre-tax net cash flows included herein and in the notes to the Company's Consolidated Financial Statements were prepared by McDaniel & Associates. The Santa Elena Acquisition pro forma reserve estimates and PV-10 Value were prepared by Ryder Scott. Such information is included herein in reliance upon the authority of such firms as experts in petroleum engineering.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by the Company, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company Common Stock is quoted on the Nasdaq National Market and reports and other information herein and therein concerning the Company can also be inspected at offices of The National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20546. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

     The Company has filed with the Commission a registration statement on Form S-2 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement which may be inspected and copied in the manner and at the sources described above. With respect to each such agreement, instrument, or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company intends to furnish holders of the Debentures with annual reports containing consolidated financial statements audited by the Company's independent accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents and information heretofore filed with the Commission by the Company are hereby incorporated by reference into this
Prospectus:

          1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996.

          2. The Company's Quarterly Reports on Form 10-QSB for the fiscal quarter ended March 31, 1997 and June 30, 1997.

          3. The Company's Current Reports on Form 8-K, dated April 10, 1997, April 14, 1997 and May 20, 1997, respectively, and Form 8-K/A dated February 10, 1997, February 13, 1997, April 3, 1997 and July 31, 1997,
     respectively.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests for such copies should be directed to the Company at its principal executive offices located at 500 Dallas Street, Suite 2800, Houston, Texas 77002, Attention: Chief Financial Officer (telephone number (713) 658-9444).

                                    GLOSSARY

     The following terms defined in this glossary are used throughout this
Prospectus:

     Bbl: One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

     Bcf: One billion cubic feet.

     Bcfe: One billion cubic feet of gas equivalent.

     Crude oil or oil: Crude oil, including condensate and natural gas liquids.

     Development well: A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratographic horizon known to be productive.

     Dry hole: A well found to be incapable of producing either oil or natural gas in sufficient quantities to justify completion as an oil or gas well.

     Exploratory well: A well drilled to find and produce oil or gas in an unproved area to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir or to extend a known reservoir.

     Finding Costs: Expressed in dollars per Mcfe, finding costs are calculated by dividing the capitalized costs of oil and gas properties as of a particular date by the amount of net proved reserves shown in the Company's reserve report at the same date.

     Gas or natural gas: Any hydrocarbons or mixture of hydrocarbons and other gases consisting primarily of methane which at normal operating conditions are in a gaseous state.

     Gross acres or gross wells: The total acres or wells, as the case may be, in which a working interest is owned.

     MBbl: One thousand barrels of crude oil or other liquid hydrocarbons.

     Mcf: One thousand cubic feet.

     Mcfe: One thousand cubic feet of gas equivalent. Oil is converted to natural gas at the rate of one Bbl of oil to six Mcf of natural gas. This conversion ratio represents the approximate energy equivalent of oil and gas on a British thermal unit basis but does not necessarily reflect the economic equivalent of a barrel of oil to an Mcf of gas.

     MMBbl: One million barrels of crude oil or other liquid hydrocarbons.

     MMcf: One million cubic feet.

     MMcfe: One million cubic feet of gas equivalent.

     Net acres or net wells: The portion of gross acres or gross wells attributed to the Company's interest.

     Operator: The company appointed to conduct operations under a lease or concession.

     PV-10 Value: The present value of proved reserves is an estimate of the discounted pre-tax cash flows attributable to estimated net proved reserves. Pre-tax cash flow is defined as net revenues less production and ad valorem taxes, future capital costs and operating expenses, but before deducting federal income taxes. Estimated pre-tax cash flows have been discounted at an annual rate of 10% to determine their "present value." The present value is shown to indicate the effect of the value of the revenue and should not be construed as being the fair market value of the properties. Estimates of reserve quantities and future net cash flows have been made using oil and gas prices and operating costs held constant at prices in effect on the date of the report.

     Production Replacement: Reserve additions from acquisitions, extensions, discoveries and additions and revisions of previous estimates during a year divided by annual production for such year on an Mcfe basis.

     Productive well: A well that is producing oil or gas or that is capable of production.

     Proved developed reserves: The oil and gas reserves expected to be produced through existing wells with existing equipment and operating methods (additional oil and gas reserves expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery are included only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved).

     Proved reserves: The estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made). Prices include consideration of changes in existing prices provided only by contractual agreements, but not escalations based upon future conditions.

     Proved undeveloped reserves: The oil and gas reserves expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for completion, but not including reserves attributable to any acreage for which an application of fluid interjection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir (reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled; however, proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing formation).

     Recompletion: The completion for production of an existing wellbore in another formation from that in which the well has previously been completed.

     2-D seismic: Seismic data that is run, acquired and processed to yield a two-dimensional picture of the subsurface.

     3-D seismic: Seismic data that is run, acquired and processed to yield a three-dimensional picture of the subsurface.

     Working interest: The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and to receive a share of production, subject to all royalties, overriding royalties and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Pro Forma Condensed Consolidated Financial Statements
  (unaudited):
  Pro Forma Condensed Consolidated Statement of Operations
     for the Six Months Ended June 30, 1997.................  F-2
  Pro Forma Condensed Consolidated Statement of Operations
     for the Year Ended December 31,
     1996...................................................  F-3
  Notes to Pro Forma Condensed Consolidated Financial
     Statements.............................................  F-4
Interim Condensed Consolidated Financial Statements
  (unaudited):
  Condensed Consolidated Balance Sheets as of June 30, 1997
     and December 31, 1996..................................  F-5
  Condensed Consolidated Statements of Operations for the
     Six Months Ended June 30, 1997 and 1996................  F-6
  Condensed Consolidated Statements of Cash Flows for the
     Six Months Ended June 30, 1997 and 1996................  F-7
  Notes to Condensed Consolidated Financial Statements......  F-8
Consolidated Financial Statements:
  Independent Auditors' Report..............................  F-9
  Report of Independent Certified Public Accountants........  F-10
  Consolidated Balance Sheets as of December 31, 1996 and
     1995...................................................  F-11
  Consolidated Statements of Operations for the Three Years
     Ended December 31, 1996................................  F-12
  Consolidated Statements of Stockholders' Equity for the
     Three Years Ended December 31,
     1996...................................................  F-13
  Consolidated Statements of Cash Flows for the Three Years
     Ended December 31, 1996................................  F-14
  Notes to Consolidated Financial Statements................  F-15

                          SOUTHERN MINERAL CORPORATION

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                  SOUTHERN                                                              TOTAL
                                   MINERAL     BEC ENERGY,   A. PHILYAW     PRO FORMA      NOTE       PRO FORMA
                                 CORPORATION      INC.       UNIT 8-1 #1   ADJUSTMENTS   REFERENCE   CONSOLIDATED
                                 -----------   -----------   -----------   -----------   ---------   ------------
Revenues
  Oil & Gas....................    $ 6,720        $539          $289         $  223         (6)         $7,771
  Gain on Sale.................        544           0             0              0                        544
                                   -------        ----          ----         ------                     ------
                                     7,264         539           289            223                      8,315
Expenses
  Production...................      1,611         189            46            107         (6)          1,953
  Exploration..................        283           0             0              0                        283
  Depreciation, depletion and
     amortization..............      1,492         159             0            341         (3)          1,992
  General & administrative.....      1,134          15             0              0                      1,149
                                   -------        ----          ----         ------                     ------
                                     4,520         363            46            448                      5,377
                                   -------        ----          ----         ------                     ------
Income from operations.........      2,744         176           243           (225)                     2,938
Other income, expenses and
  deductions
  Interest and other income....        122           0             0              0                        122
  Interest and debt expense....       (239)        (66)            0           (882)        (2)         (1,187)
                                   -------        ----          ----         ------                     ------
Income before income taxes.....      2,627         110           243         (1,107)                     1,873
Income tax expense (benefit)...        965           0             0           (256)        (5)            709
                                   -------        ----          ----         ------                     ------
Net income.....................    $ 1,662        $110          $243         $ (851)                    $1,164
                                   =======        ====          ====         ======                     ======
Net income per share...........    $  0.16                                                              $ 0.12
                                   =======                                                              ======
Weighted average shares
  outstanding..................     10,113                                                              10,113
                                   =======                                                              ======

                          SOUTHERN MINERAL CORPORATION

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                  SOUTHERN     JAN-AUG SMC      BEC                                                TOTAL
                                   MINERAL     DEVELOPMENT,   ENERGY,   A. PHILYAW     PRO-FORMA      NOTE       PRO FORMA
                                 CORPORATION       L.P.        INC.     UNIT 8-1 #1   ADJUSTMENTS   REFERENCE   CONSOLIDATED
                                 -----------   ------------   -------   -----------   -----------   ---------   ------------
Revenues
  Oil and Gas..................    $11,780         $220        $1,061     $ 1,015       $   920        (6)        $14,996
  Gain on sale.................        453            0             0           0             0                       453
                                   -------         ----        ------     -------       -------                   -------
                                    12,233          220         1,061       1,015           920                    15,449
Expenses
  Production...................      2,742           87           363         143           195        (6)          3,530
  Exploration..................        865            0             0           0             0                       865
  Depletion, depreciation and
     amortization..............      2,875           61           264           0           569        (3)          3,769
  General & administrative.....      1,682            6            53           0           (48)       (4)          1,693
                                   -------         ----        ------     -------       -------                   -------
                                     8,164          154           680         143           716                     9,857
                                   -------         ----        ------     -------       -------                   -------
Income from operations.........      4,069           66           381         872           204                     5,592
Other income, expenses and
  deductions
  Interest and other income....        286           29             0           0             0                       315
  Interest and debt expense....     (1,242)           0          (211)          0        (1,525)       (2)         (2,978)
                                   -------         ----        ------     -------       -------                   -------
Income before income taxes.....      3,113           95           170         872        (1,321)                    2,929
Income tax expense (benefit)...        679            0             0           0           (63)       (5)            616
                                   -------         ----        ------     -------       -------                   -------
Net income.....................    $ 2,434         $ 95        $  170     $   872       $(1,258)                  $ 2,313
                                   =======         ====        ======     =======       =======                   =======
Net income per share...........    $  0.34                                                                        $  0.32
                                   =======                                                                        =======
Weighted average shares
  outstanding..................      7,215                                                                          7,215
                                   =======                                                                        =======

                          SOUTHERN MINERAL CORPORATION

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

Note 1: On April 8, 1997, Southern Mineral Corporation acquired a 22.68% working interest in the Albert Philyaw Unit 8-1 #1 well, for $3,300,000. On May 20, 1997, Southern Mineral Corporation acquired the oil and gas assets and outstanding capital stock of BEC Energy, Inc. ("BEC") from Mario Garcia and Dolores E. Garcia for $10,640,000. The acquisitions include interests in fourteen wells located in the Big Escambia Creek Field in Escambia County, Alabama. Both acquisitions will be recorded using the purchase price method of accounting.

         The pro forma statement of operations for the twelve months ended December 31, 1996, and for the six months ended June 30, 1997, present the acquisitions and consumption of the offering as if they had occurred at January 1, 1996. The pro forma statement of operations for the twelve months ended December 31, 1996, includes the results of SMC Development, L.P., for the period prior to its acquisition by the Company on August 30, 1996.

         These statements should be read in conjunction with the separate financial statements and notes thereto of Southern Mineral's previously filed statements. The pro forma statement of operations is not necessarily indicative of the results of operations of the Company as it may be in the future or as if it might have been had the acquisition been effective at January 1, 1996.

Note 2: Reflects effect of interest expense at 6.875% for the Offering. Proceeds from the Offering of $19,200,000 are assumed utilized to retire debt balances related to the Company's revolving line of credit. Estimated offering costs of $1,700,000 are amortized over the life of the debentures issued in the Offering.

Note 3: Reflects additional depreciation, depletion and amortization related to oil and gas properties step-up in basis for the effect of the acquisitions.

Note 4: Reflects elimination of $48,000 payment of management fees to related parties.

Note 5: Tax adjustment to reflect taxes computed as if the combining entity were a single tax paying entity.

Note 6: Reflects subsequent acquisition by BEC of additional property interests in A. Philyaw 8-1 #1 and the Turner 6-1 on April 8, 1997.

                          SOUTHERN MINERAL CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                               JUNE 30,      DECEMBER 31,
                                                                 1997            1996
                                                              -----------    ------------
                                                              (UNAUDITED)
Current Assets
  Cash......................................................     $   168       $   471
  Receivables & other.......................................       3,679         2,447
                                                                 -------       -------
          Total current assets..............................       3,847         2,918
Property and equipment, at cost using the successful efforts method for oil and gas activities
  Property, plant and equipment.............................      43,901        25,831
  Accumulated depreciation, depletion and amortization......      (6,662)       (5,232)
                                                                 -------       -------
                                                                  37,239        20,599
Properties held for sale & other............................       2,616           869
                                                                 -------       -------
          Total assets......................................     $43,702       $24,386
                                                                 =======       =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable & accrued liabilities....................     $ 1,659       $   683
  Note payable..............................................         809             0
                                                                 -------       -------
          Total current liabilities.........................       2,468           683
Long term debt..............................................      19,200         3,900
Deferred income taxes.......................................       1,788         1,169
Shareholders' equity
  Common stock, par value $.01 per share; 20,000,000
     authorized shares at June 30, 1997, and December 31,
     1996, respectively; issued 9,108,832 and 9,088,519
     shares at June 30, 1997, and December 31, 1996,
     respectively...........................................          91            91
  Additional paid-in capital................................      14,025        14,030
  Retained earnings.........................................       6,182         4,565
                                                                 -------       -------
                                                                  20,298        18,686
Less: Treasury stock........................................         (52)          (52)
                                                                 -------       -------
       Total shareholders' equity...........................      20,246        18,634
                                                                 -------       -------
          Total liabilities and shareholders' equity........     $43,702       $24,386
                                                                 =======       =======

         The accompanying notes are an integral part of this statement.

                          SOUTHERN MINERAL CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                               1997         1996
                                                              -------      ------
Revenues
  Oil and gas...............................................  $ 6,720      $5,433
  Gain on sale..............................................      544         396
                                                              -------      ------
                                                                7,264       5,829
Expenses
  Production................................................    1,611       1,350
  Exploration...............................................      283          83
  Depreciation, depletion and amortization..................    1,492       1,181
  General & administrative..................................    1,134         823
                                                              -------      ------
Income from operations......................................    2,744       2,392
Other income, expenses and deductions
  Interest and other income.................................      122         193
  Interest and debt expense.................................     (239)       (619)
Income before income taxes..................................    2,627       1,966
Provision for federal & state income taxes
  Current provision.........................................      338         353
  Deferred provision........................................      627         168
                                                              -------      ------
Net income..................................................  $ 1,662      $1,445
                                                              =======      ======
Net income per share........................................  $  0.16      $ 0.21
                                                              =======      ======
Weighted average shares outstanding.........................   10,113       6,846
                                                              =======      ======

         The accompanying notes are an integral part of this statement.

                          SOUTHERN MINERAL CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1997       1996
                                                              --------    -------
Cash Flows from Operating Activities
  Net income................................................  $  1,662    $ 1,445
  Adjustments to net income, net of the effects of
     disposition in 1996....................................     2,462         28
                                                              --------    -------
  Net cash provided by operating activities.................     4,124      1,473
                                                              --------    -------
Cash Flows from Investing Activities
  Proceeds from sales of properties.........................     1,038        183
  Capital expenditures......................................   (20,691)      (846)
  Net cash received on disposition of assets................         0      1,143
                                                              --------    -------
  Net cash (used in) provided by investing activities.......   (19,653)       480
                                                              --------    -------
Cash Flows from Financing Activities
  Payments of long term debt................................    (1,900)    (2,315)
  Proceeds from long term debt..............................    17,200          0
  Proceeds from issuance of common stock....................       (74)         0
                                                              --------    -------
  Net cash used in financing activities.....................    15,226     (2,315)
                                                              --------    -------
Net increase (decrease) in cash.............................      (303)      (362)
Cash at beginning of period.................................       471        562
                                                              --------    -------
Cash at end of period.......................................  $    168    $   200
                                                              ========    =======
Supplemental Disclosure of Cash Flow Information
During 1996, the Company issued 175,000 shares of common
  stock with a value of $241,000 in exchange for properties.
Cash paid for interest......................................  $    221    $   553
Cash paid for taxes.........................................  $    411    $   317

         The accompanying notes are an integral part of this statement.

                          SOUTHERN MINERAL CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION

     The condensed consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, though the Company believes that the disclosures are adequate to make the information presented not misleading. These condensed consolidated financial statements should be read in conjunction with the financial statements and the notes thereto included elsewhere herein in the Company's latest Annual Report to shareholders and the Form 10-KSB for the year ended December 31, 1996. In the opinion of the Company, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position as of June 30, 1997 and December 31, 1996, the results of operations for the six months ended June 30, 1997 and 1996 and statements of cash flows for the six months then ended have been included.

NOTE 2 -- ACQUISITIONS

     On May 20, 1997, the Company purchased from Mario Garcia and Dolores E. Garcia, the outstanding capital stock of BEC Energy, Inc. ("BEC"). The purchase price was $10,640,000. BEC's assets consist of a working interest in fourteen oil and gas wells located in the Big Escambia Creek Field in Escambia County, Alabama. The Company financed the acquisition with a $10,600,000 advance under the Company's Credit Facility with Compass Bank-Houston.

     On August 30, 1996, the Company acquired for $3,000,000 the limited partnership interest in SMD, which then was dissolved. The Company previously owned a 7% general partnership interest in the partnership. The partnership assets consisted of proved undeveloped oil and gas properties, with most of the value related to the proved undeveloped properties that were drilled in 1996. The acquisition was financed through an increase in the Company's Revolving Bank Note of $1,600,000 and from internally generated working capital.

     In addition, the Company has acquired other interests, including a 10% interest in a concession in the Santa Elena Peninsula in Ecuador for approximately $2,500,000, none of which have had a material effect on the historical results of the Company.

     The following summarizes pro forma (unaudited) information and assumes the acquisitions of BEC and SMD had occurred on January 1, 1996.

                                                                    SIX MONTHS
                                                                  ENDED JUNE 30,
                                                              -----------------------
                                                                1997          1996
                                                              ---------     ---------
                                                              (000'S OMITTED, EXCEPT
                                                                  PER SHARE DATA)
Revenues....................................................     $8,026        $6,568
Net income..................................................      1,549         1,506
Net income per share........................................     $ 0.17        $ 0.23

     These pro forma results are not necessarily indicative of those that would have occurred had the acquisitions taken place at the beginning of 1996 and 1997. The above amounts reflect adjustments for interest on notes payable issued as part of the purchase price and depreciation on revalued property.

NOTE 3 -- NOTE PAYABLE

     The Company acquired 3-D seismic data in January of 1997 for $1,394,000 payable in 14 monthly payments commencing January 31, 1997 of $105,000 per month, with an imputed interest rate of 10% per annum. The note balance at June 30, 1997 is $809,200 and the purchase is included in properties held for sale as of June 30, 1997.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Southern Mineral Corporation:

     We have audited the accompanying consolidated balance sheet of Southern Mineral Corporation and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Mineral Corporation and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Houston, Texas
August 28, 1997

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
Southern Mineral Corporation:

     We have audited the accompanying consolidated balance sheets of Southern Mineral Corporation (a Nevada corporation) and subsidiaries as of December 31, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southern Mineral Corporation and subsidiaries as of December 31, 1995, and the consolidated results of their operations and their consolidated cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

Grant Thornton LLP

Houston, Texas
February 21, 1996

                          SOUTHERN MINERAL CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1995
                                                              -------    -------
                                                                (IN THOUSANDS)
Current Assets
  Cash and cash equivalents.................................  $   471    $   562
  Receivables...............................................    2,292      1,122
  Other.....................................................      155        387
                                                              -------    -------
          Total current assets..............................    2,918      2,071
Property and equipment, at cost using successful efforts
  method for oil and gas activities
  Oil and gas producing properties..........................   24,888     20,530
  Mineral rights............................................      167        167
  Unproven properties.......................................      525         15
  Office equipment..........................................      251        178
  Accumulated depreciation, depletion and amortization......   (5,232)    (2,848)
                                                              -------    -------
                                                               20,599     18,042
Properties held for sale and other..........................      869      1,554
                                                              -------    -------
          Total assets......................................  $24,386    $21,667
                                                              =======    =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
  Accounts payable..........................................  $   683    $   665
  Note payable bank.........................................       --      3,500
  Current maturities of long-term debt......................       --      1,795
                                                              -------    -------
          Total current liabilities.........................      683      5,960
Long-term debt..............................................    3,900      9,920
Deferred income taxes.......................................    1,169        606
Stockholders' equity
  Common stock -- par value $.01 per share; authorized
     20,000,000 and 10,000,000 shares at December 31, 1996
     and 1995, respectively; issued 9,088,519 and 6,369,519
     at December 31, 1996 and 1995, respectively............       91         64
  Additional paid-in capital................................   14,030      3,038
  Retained earnings.........................................    4,565      2,131
                                                              -------    -------
                                                               18,686      5,233
  Less: Treasury stock at cost..............................      (52)       (52)
                                                              -------    -------
       Total stockholders' equity...........................   18,634      5,181
                                                              -------    -------
          Total liabilities and stockholders' equity........  $24,386    $21,667
                                                              =======    =======

The accompanying notes to consolidated financial statements of Southern Mineral
                                  Corporation
           and subsidiaries are an integral part of these statements.

                          SOUTHERN MINERAL CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1996        1995        1994
                                                              --------    --------    --------
                                                                       (IN THOUSANDS,
                                                                 EXCEPT PER SHARE AMOUNTS)
Revenues
  Oil and gas...............................................   $11,780     $ 2,044     $ 1,747
  Gain on sales of properties and other assets..............       453         170          66
                                                               -------     -------     -------
                                                                12,233       2,214       1,813
Expenses
  Production................................................     2,742         656         548
  Exploration...............................................       865         221       1,566
  Depreciation, depletion and amortization..................     2,875         792         704
  General and administrative................................     1,682         702         903
  Valuation reduction.......................................        --          --       1,724
  Severance benefit.........................................        --         117         135
                                                               -------     -------     -------
                                                                 8,164       2,488       5,580
                                                               -------     -------     -------
Income (loss) from operations...............................     4,069        (274)     (3,767)
Other income, expenses and deductions
  Interest and other income.................................       286         146          76
  Interest and debt expense.................................    (1,242)         --          --
                                                               -------     -------     -------
Income (loss) before income taxes...........................     3,113        (128)     (3,691)
Provision (benefit) for federal and state income taxes
  Current provision (benefit)...............................       400           9         (11)
  Deferred provision (benefit)..............................       279          --        (547)
                                                               -------     -------     -------
                                                                   679           9        (558)
                                                               -------     -------     -------
Net income (loss)...........................................   $ 2,434     $  (137)    $(3,133)
                                                               =======     =======     =======
Primary net income (loss) per share.........................   $  0.34     $ (0.02)    $ (0.78)
                                                               =======     =======     =======
Fully diluted net income (loss) per share...................   $  0.33     $ (0.02)    $ (0.78)
                                                               =======     =======     =======
Primary weighted average number of shares outstanding.......     7,215       5,701       4,162
                                                               =======     =======     =======
Fully diluted weighted average number of shares
  outstanding...............................................     7,336       5,701       4,162
                                                               =======     =======     =======

The accompanying notes to consolidated financial statements of Southern Mineral
                                  Corporation
           and subsidiaries are an integral part of these statements.

                          SOUTHERN MINERAL CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                 COMMON STOCK     ADDITIONAL              TREASURY STOCK
                                                ---------------    PAID-IN     RETAINED   ---------------
                                                SHARES   AMOUNT    CAPITAL     EARNINGS   SHARES   AMOUNT
                                                ------   ------   ----------   --------   ------   ------
                                                                     (IN THOUSANDS)
Balance at January 1, 1994....................  4,162     $42      $   843     $ 5,401     137      $73
Net loss......................................     --      --           --      (3,133)     --       --
                                                -----     ---      -------     -------     ---      ---
Balance at December 31, 1994..................  4,162      42          843       2,268     137       73
Stock issued for directors' fees..............     14      --           12          --      --       --
Odd lot tender offer..........................     --      --           --          --       4        6
Sale of treasury stock........................     --      --           11          --     (50)     (27)
Issuance of common stock for acquisition of
  Diverse Production Co.......................  2,194      22        2,172          --      --       --
Net loss......................................     --      --           --        (137)     --       --
                                                -----     ---      -------     -------     ---      ---
Balance at December 31, 1995..................  6,370      64        3,038       2,131      91       52
Stock issued for directors' fees..............     24      --           72          --      --       --
Issuance of common stock for private placement
  of 2,500,000 shares of stock, net...........  2,500      25       10,596          --      --       --
Issuance of common stock for property
  acquisitions and acquisition services.......    195       2          324          --      --       --
Net income....................................     --      --           --       2,434      --       --
                                                -----     ---      -------     -------     ---      ---
Balance at December 31, 1996..................  9,089     $91      $14,030     $ 4,565      91      $52
                                                =====     ===      =======     =======     ===      ===

The accompanying notes to consolidated financial statements of Southern Mineral
                                  Corporation
           and subsidiaries are an integral part of these statements.

                          SOUTHERN MINERAL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1996        1995       1994
                                                              --------    --------    -------
                                                                      (IN THOUSANDS)
Cash Flows from Operating Activities
Net income (loss)...........................................  $  2,434    $   (137)   $(3,133)
Adjustments to reconcile net income (loss) to cash provided
  by operating activities:
  Depreciation, depletion and amortization..................     2,875         792        704
  Gain on sales of properties and other assets..............      (453)       (170)       (66)
  Valuation reduction.......................................        --          --      1,724
  Exploration expenses......................................       865         221      1,566
  Increase (decrease) in deferred taxes.....................       279          --       (547)
  Common stock issued as compensation.......................        72          12         --
  Change in assets and liabilities, net of effects of
    acquisitions and disposition:
    (Increase) decrease in receivables......................    (1,224)        214        216
    Decrease (increase) in other current assets.............       231         (39)       259
    Increase in other assets................................      (115)         --         --
    Increase (decrease) in payables.........................       134         (70)        56
                                                              --------    --------    -------
         Net cash provided by operating activities..........     5,098         823        779
                                                              --------    --------    -------
Cash Flows from Investing Activities
Proceeds from sales of:
  Producing properties......................................       258         511         42
  Properties held for sale and unproven properties..........        --          97         94
Purchases of marketable securities..........................        --      (1,914)    (3,810)
Maturities and sales of marketable securities...............        --       3,483      4,201
Acquisition, exploration and development expenditures.......    (2,836)       (651)    (1,107)
Increase in properties held for sale........................      (470)       (684)        --
Cash paid for partnership interest, net of cash received....    (2,590)         --         --
Cash paid for acquisition of Stone & Webster properties, net
  of cash received..........................................        --     (16,215)        --
Cash received for sale of Venture Resources, Inc., net of
  cash transferred..........................................     1,143          --         --
Other.......................................................        --         (63)        (8)
                                                              --------    --------    -------
         Net cash used in investing activities..............    (4,495)    (15,436)      (588)
                                                              --------    --------    -------
Cash Flows from Financing Activities
Proceeds from long-term debt and note payable...............     4,300      15,215         --
Payments on long-term debt and note payable.................   (15,615)         --         --
Loan acquisition costs......................................        --        (127)        --
Proceeds from sale of treasury stock........................        --          38         --
Purchase of treasury stock..................................        --          (6)        --
Proceeds from equity offering, net..........................    10,621          --         --
Dividends paid..............................................        --          --       (202)
                                                              --------    --------    -------
         Net cash (used in) provided by financing
           activities.......................................      (694)     15,120       (202)
                                                              --------    --------    -------
Net (decrease) increase in cash and cash equivalents........       (91)        507        (11)
Cash and cash equivalents at beginning of year..............       562          55         66
                                                              --------    --------    -------
Cash and cash equivalents at end of year....................  $    471    $    562    $    55
                                                              ========    ========    =======
Supplemental disclosure of cash flow information:
  Taxes paid in cash........................................  $    363    $     (5)   $  (271)
  Interest paid in cash.....................................  $  1,210    $     --    $    --
Non Cash Transactions
  Issuance of common stock for property acquisitions and
    acquisition services....................................  $    326          --         --
  Change in deferred tax liability on property
    acquisitions............................................  $    284          --         --

The accompanying notes to consolidated financial statements of Southern Mineral
                                  Corporation
           and subsidiaries are an integral part of these statements.

                          SOUTHERN MINERAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     GENERAL BUSINESS -- Southern Mineral Corporation, a Nevada corporation, with its subsidiaries (the "Company"), is an independent oil and gas company headquartered in Houston, Texas. The Company is engaged in the acquisition, exploitation, exploration and operation of oil and gas properties, primarily along the Gulf Coast, the Mid-continent and in Canada, with a primary focus on the Gulf Coast Basin, both onshore and offshore. The Company owns interests in more than 1,900 oil and gas properties in those three regions. The Company's business strategy is to increase reserves and shareholder value through a balanced program of acquisitions, exploitation and controlled risk exploration. In addition to oil and gas leasehold interests, the Company owns fee interests in the oil and gas under some 665,148 gross surface acres (comprising some 346,760 net mineral acres) in Mississippi, Texas and New Mexico. The Company has no current development or other plans with respect to these fee interests other than leasing them to third parties for exploration and development.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation -- The consolidated financial statements include the accounts of Southern Mineral Corporation and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated. The Company accounts for its investment in oil and gas partnerships and joint ventures using the proportional consolidation method.

     Revenues -- Natural gas revenues generally are recorded using the sales method, whereby the Company recognizes natural gas revenues based on the amount of gas sold to purchasers on its behalf. All other revenues also are recorded using the sales method. The Company believes that imbalances related to the sales of natural gas are insignificant.

     Property and Equipment -- The Company uses the successful efforts method of accounting for its oil and gas properties. Under this method of accounting, the tangible and intangible development costs of productive wells and development dry holes are capitalized, and dry hole costs on exploratory wells are charged against income when the well is determined to be non-productive. Other exploratory expenditures, including geological and geophysical costs and delay rentals, are expensed as incurred. The cost of unevaluated leasehold acquisitions and wells in progress are included in unproven properties pending evaluation.

     Depreciation and depletion of producing oil and gas properties are computed separately on each individual property on the unit-of-production method based on estimated proved reserves. Depreciation of other property and equipment is computed on the straight-line method over the estimated useful lives of the assets ranging from 3 to 7 years.

     The Company currently has only onshore producing properties and estimates that residual salvage values of equipment would approximate any future dismantlement, restoration or abandonment costs.

     Maintenance and repairs are charged to expense as incurred.

     Oil and Gas Properties Held for Sale -- The costs of non-producing exploratory properties held for sale, including lease bonuses and other acquisition costs, are capitalized. Geological, geophysical, and other exploration costs of non-producing properties are capitalized to the extent such costs are reimbursed upon sale of the property, determined by management based on the attributes of each property. Otherwise, such costs, if any, are expensed. For those properties in which the Company sells a portion of its interest, the cost of such properties, net of reimbursements, are removed from this account and are included in property and equipment.

     Producing oil and gas properties, which have been identified for sale, are carried at the lower of cost or estimated market. The 1994 valuation reduction is primarily the result of write-downs of producing properties that management identified for sale.

     Properties held for sale and other assets at December 31, 1995, include ten non-contiguous pipeline and gathering systems, which are not part of the Company's core business operations. The carrying value of these assets was $675,000.

                          SOUTHERN MINERAL CORPORATION

     Income Taxes -- The Company accounts for income taxes using the asset and liability method. The asset and liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between tax bases and financial reporting bases of other assets and liabilities (See Note 4). The effect on deferred taxes of a change in tax rates is recognized in income in the period the change occurs. The Company deducts intangible development costs as incurred and deducts statutory depletion (percentage depletion) when it exceeds cost depletion for federal income tax purposes.

     Cash Equivalents -- Management considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     Use of Estimates in the Preparation of Financial Statements -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Statement of Financial Accounting Standards (SFAS) Nos. 121 and
123 -- Effective January 1, 1996, the Company adopted SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed
Of. This standard requires that long-lived assets that are held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When it is determined that an asset's estimated future net cash flows will not be sufficient to recover its carrying amount, an impairment charge must be recorded to reduce the carrying amount for the asset to its estimated fair value. The effect of the adoption of SFAS 121 was not material to the Company.

     During 1996, the Company chose to continue the use of APB No. 25 and related Interpretations in accounting for stockbased compensation. As required by SFAS No. 123, Accounting for Stock-Based Compensation, the Company has disclosed in pro-forma presentation the effects on earnings of calculating the fair value of a stock option using the method prescribed in SFAS No. 123.

     Earnings (loss) per Share -- Earnings (loss) per share is based on the weighted average number of common shares outstanding during the year. Outstanding options and warrants are included where they have a dilutive effect. The share amounts used to compute earnings (loss) per share were 7,214,585, 5,701,400 and 4,161,600 for the years 1996, 1995 and 1994, respectively. The weighted average number of common shares outstanding on a fully diluted basis were 7,336,480, 5,701,400 and 4,161,600 for the years 1996, 1995 and 1994 respectively.

     Reclassifications -- Certain amounts in prior financial statements have been reclassified to conform to the 1996 financial statement presentation.

NOTE 2 ACQUISITIONS

     On August 30, 1996, the Company acquired the limited partner interest in SMC Development, L.P., a Texas limited partnership, for approximately $3,000,000. Upon the acquisition of the limited partner's interest, the partnership was dissolved, resulting in the Company obtaining a direct working interest in sixteen oil and gas properties with proved reserves estimated to be
4.2 billion cubic feet of gas and 149,000 barrels of liquids. The acquisition was financed from proceeds under the Company's bank revolving line of credit. The acquisition was accounted for as a purchase.

     On December 20, 1995, the Company completed the acquisition of certain oil and gas assets of Stone & Webster Oil Company, Inc., and the outstanding capital stock of Spruce Hills Production Company, Inc., San Salvador Development Company, Inc., and Venture Resources, Inc., which are engaged primarily in oil and gas exploration and production. The total cost of the acquisition was approximately $16,400,000. The

                          SOUTHERN MINERAL CORPORATION
acquisition was financed by bank borrowings of $15,215,000 and internally generated working capital of $1,209,000. The acquisition was accounted for as a purchase.

     On April 6, 1995, the Company completed the acquisition of Diverse Production Co. (subsequently renamed SMC Production Co.), a Texas corporation, whose primary asset is its 15% general partner interest in Diverse GP III, a Texas general partnership. The total cost of the acquisition was approximately $2,300,000. The Company issued 2,193,919 shares of common stock and 325,000 share options at an exercise price of $1.25 per share for a term of five years. The acquisition was accounted for as a purchase.

     The following summarized pro forma (unaudited) information assumes the acquisitions had occurred on January 1, 1995.

                                                               TWELVE MONTHS ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1996         1995
                                                              ---------    ---------
                                                                  (IN THOUSANDS,
                                                              EXCEPT PER SHARE DATA)
Revenues....................................................    $12,000      $ 9,139
Net income (loss)...........................................      2,305       (1,088)
Net income (loss) per share.................................    $  0.32      $ (0.17)

     These pro forma results are not necessarily indicative of those that would have occurred had the acquisitions taken place at the beginning of 1995 or 1996, respectively. The above amounts reflect adjustments for interest on notes payable issued as part of the purchase price and depreciation on revalued property, plant and equipment.

NOTE 3 LONG-TERM DEBT AND NOTE PAYABLE BANK

     On December 17, 1996, the Company entered into a revised credit facility consisting of a secured reducing revolving line of credit with an initial borrowing base of $18,000,000 ("Revolver Note"). Proceeds advanced under the Revolver Note were used to retire an existing Term Note of $4,000,000, which was increased from $3,500,000, on December 17, 1996. The borrowing base of the Revolver Note reduces by $300,000 per month commencing August 1, 1997, and is reviewed by the bank semi-annually until maturity on June 1, 2000. Under the terms of the Revolver Note, the borrowing base is redetermined semi-annually by the lending bank based upon its calculation of changes in the underlying reserve values securing the credit facility. As of December 31, 1996, the Company had borrowed $3,900,000 under the Revolver Note leaving an unfunded commitment of $14,100,000. The Revolver Note bears interest at the Company's option, of either prime rate or at the LIBOR rate plus two and one-quarter percent. The credit facility contains certain covenants relating to the Company's financial condition and is secured by substantially all the assets of the Company. The Revolver Note has no payments due in 1997.

     Long-term debt consisted of the following at December 31, 1996 and 1995 (in thousands)

                                                               1996      1995
                                                              ------    -------
Revolving Note..............................................  $3,900    $11,715
Less: current maturities....................................      --      1,795
                                                              ------    -------
Long-term debt..............................................  $3,900    $ 9,920
                                                              ======    =======

                          SOUTHERN MINERAL CORPORATION

NOTE 4 FEDERAL AND STATE INCOME TAXES

     Differences between the effective tax rate and the statutory federal rate are as follows:

                                                                FOR THE YEAR ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                              1996     1995     1994
                                                              -----    -----    -----
Statutory rate for expense (benefit)........................   34.0%   (34.0)%  (34.0)%
Valuation allowance.........................................  (13.1)    33.6     18.7
Foreign taxes, net of federal benefit.......................    7.6       --       --
State taxes, net of federal benefit.........................    0.7      4.5      0.1
Percentage depletion........................................   (8.1)      --       --
Other.......................................................    0.7      2.9      0.1
                                                              -----    -----    -----
Effective tax rate..........................................   21.8%     7.0%   (15.1)%
                                                              =====    =====    =====

     The tax effects of temporary differences that result in significant portions of deferred income tax assets and liabilities and a description of the financial statement items creating these differences are as follows:

                                                                  AT DECEMBER 31,
                                                             -------------------------
                                                                1996           1995
                                                             -----------    ----------
Deferred tax assets:
  Net operating loss carry forward.........................  $        --    $  779,000
  Alternative minimum tax credits..........................       92,000        96,000
  Other....................................................       10,000            --
  Statutory depletion carry forward........................      159,000       110,000
                                                             -----------    ----------
                                                                 261,000       985,000
Valuation allowance........................................           --      (405,000)
                                                             -----------    ----------
                                                                 261,000       580,000
                                                             -----------    ----------
Deferred tax liabilities:
  Oil and gas properties...................................      572,000       580,000
  Oil and gas properties -- Canadian taxes.................      858,000       606,000
                                                             -----------    ----------
                                                               1,430,000     1,186,000
                                                             -----------    ----------
                                                             $(1,169,000)   $ (606,000)
                                                             ===========    ==========

     For the year ended December 31, 1995, the income tax benefit was limited by the Company's inability to recognize all of the tax benefits of its net operating loss and future deductible temporary differences in the calculation of its tax expense. The Company had a net operating loss carryforward of approximately $2,293,000 at December 31, 1995, which was utilized in 1996. The Company had an alternative minimum tax credit carryforward of approximately $92,000 and statutory depletion carry forward of $468,000 at December 31, 1996. The valuation allowance was eliminated during 1996, due to the current earnings of the Company. Management believes it is more likely than not that the deferred income tax assets will be realized in future years through the reversal of taxable temporary differences.

NOTE 5 RELATED PARTY TRANSACTIONS

     In September, 1995, the Company entered into a joint venture, Southern Links Group Joint Venture ("Southern Links"), to acquire, develop and market exploration prospects. The Company's joint venture partner is The Links Group, Inc. ("Links"), a company that is controlled by Robert Hillery, a director of the Company. The Company has agreed to fund third party costs of Southern Links. Any proceeds from the sale

                          SOUTHERN MINERAL CORPORATION
of prospects or oil and gas from such prospects is distributed 100% to the Company until it receives an amount equal to the return of its invested capital, after which time all such proceeds and property interests, if any, are to be distributed 75% to the Company and 25% to Links. At December 31, 1996 the Company has funded $552,000 of third party costs of Southern Links, recording such amounts in properties held for sale.

NOTE 6 MAJOR CUSTOMERS

     The Company is principally engaged in a single industry segment, the exploration, development, and production of oil and gas reserves in the United States and Canada. Sales of oil and gas to customers accounting for 10% or more of revenues were as follows:

                         CUSTOMER                              1996     1995    1994
                         --------                             ------    ----    ----
                                                                  (IN THOUSANDS)
G C Marketing Company.....................................    $3,212    $ --    $ --
Mike Rogers Drilling Company..............................       591     746     651
Ashtola Exploration Company...............................        --     208     283

NOTE 7 COMMON STOCK

     During 1996, the Company adopted the 1996 Stock Option Plan ("1996 Plan") in which certain key employees of the Company may receive stock options, in addition to any other compensation they may receive from the Company. An aggregate of 300,000 shares of the Company's common stock is reserved for issuance upon the exercise of options granted under the 1996 Plan. Under the 1996 Plan, the exercise price of the option equals the market price of the Company's stock on the date of grant and an option's maximum term is up to ten years with varying vesting periods. During 1996, the Company granted 130,000 options under this plan.

     During 1996, the Company established the 1996 Stock Purchase Plan, which covers substantially all employees. An aggregate of 300,000 shares of the Company's common stock are reserved for issuance upon the exercise of options granted under the Employee Stock Purchase Plan. Subsequent to 1996, 5,313 options were granted under the Employee Stock Purchase Plan.

     During 1995, the Company established the "1995 Non-Employee Director Compensation Plan" in order to compensate nonemployee Directors with shares of the Company's common stock in lieu of cash fees. The plan authorizes a total of 100,000 shares of common stock for issuance and provides that for attending a regular or special meeting of the Board of Directors each non-employee Director will be issued 1,000 shares of common stock.

     The Company applies APB 25 and related Interpretations in accounting for stock-based compensation. Had compensation costs been determined based on the fair value at the grant dates for awards consistent with the method of FASB Statement 123, the Company's pro forma net income (loss) and earnings (loss) per share would have been as follows:

                                                              1996      1995
                                                             ------    ------
Net income (loss)
  As reported..............................................  $2,434    $ (137)
  Pro forma................................................   2,401      (137)
Primary earnings per share
  As reported..............................................    0.34     (0.02)
  Pro forma................................................    0.34     (0.02)
Fully diluted earnings per share
  As reported..............................................    0.33     (0.02)
  Pro forma................................................  $ 0.33    $(0.02)

                          SOUTHERN MINERAL CORPORATION

     The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grants issued in 1996:

Expected volatility.........................................  52% to 74%
Risk free rate..............................................  5.86% to 6.23%
Expected life of options....................................  3 to 7.5 years
Expected dividend yield.....................................  0%

     During 1996, the Company entered into an exploration arrangement with Diasu Oil & Gas Co., Inc. ("Diasu") and Diasu's two principal shareholders. Pursuant to the arrangement, the Company issued the Diasu shareholders 175,000 shares of common stock and warrants to purchase up to 600,000 shares at $2.00 a share for a term of five years.

     In connection with the acquisition of Diverse Production Company ("DPC") in 1995, the Company granted options exercisable for 325,000 shares of its common stock at $1.25 a share through April 2000. Each of the individuals that received the options became directors of the Company in connection with the acquisition of DPC.

     In consideration for initiating the transactions pursuant to which the Company acquired DPC, the Company granted a director of the Company an option to acquire 43,878 shares of the Company's common stock at $1.00 per share exercisable through April 2000.

     In 1994, in connection with the offer and acceptance of employment, the Company's President was granted a non-qualified option to purchase 450,000 shares of the Company's common stock at a price of $1.00 per share. The option is non-assignable, and is exercisable until December 2004. Payment for the option can be made in cash, common stock of the Company, or a combination thereof.

     In consideration for services as financial advisor and placement agent for the private placement in December, 1996, the Company granted Morgan Keegan & Company, Inc. 120,000 warrants of the Company's common stock at $4.50 per share exercisable through December 2001.

     A summary of the Company's stock options and warrants of December 31, 1996, 1995 and 1994, and changes during the years ending on those dates is presented below:

                                           1996                         1995                         1994
                                     WEIGHTED-AVERAGE             WEIGHTED-AVERAGE             WEIGHTED-AVERAGE
                          SHARES      EXERCISE PRICE    SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE
                         ---------   ----------------   -------   ----------------   -------   ----------------
Outstanding at
  beginning of year....    818,878        $1.09         450,000        $1.00              --        $  --
Granted................    850,000         2.49         368,878         1.22         450,000         1.00
Exercised..............         --           --              --           --              --           --
Forfeited..............         --           --              --           --              --           --
                         ---------       ------         -------       ------         -------       ------
Outstanding at end of
  year.................  1,668,878        $1.71         818,878        $1.09         450,000        $1.00
                         =========       ======         =======       ======         =======       ======
Options exercisable at
  end of year..........  1,548,878                      818,878                      450,000
                         =========                      =======                      =======

     The weighted-average fair value of compensatory options granted during 1996 was $1.54 per option.

                          SOUTHERN MINERAL CORPORATION

     On December 23, 1996 the Company issued 2,500,000 shares of common stock at $4.50 per share for net proceeds of $10,621,000. All of the proceeds from the Offering were used to retire outstanding debt. Supplemental pro forma earnings per share data for the year ended December 31, 1996 disclosing the effect of the issuance of the shares and retirement of the debt as if they had occurred at January 1, 1996 are as follows:

     Primary net income per share.....................................$0.31
     Fully diluted net income per share...............................$0.31

     The following table summarizes information about options and warrants outstanding at December 31, 1996:

                                OPTIONS AND WARRANTS OUTSTANDING                           OPTIONS AND WARRANTS
                                --------------------------------                               EXERCISABLE
                                        WEIGHTED-AVERAGE                              ------------------------------
   RANGE OF         NUMBER                 REMAINING               WEIGHTED-AVERAGE     NUMBER      WEIGHTED-AVERAGE
EXERCISE PRICES   OUTSTANDING           CONTRACTUAL LIFE            EXERCISE PRICE    OUTSTANDING    EXERCISE PRICE
---------------   -----------   --------------------------------   ----------------   -----------   ----------------
 $1.00 to 1.50       828,878               5.91 years                   $1.10            828,878         $1.10
  2.00 to 3.00       720,000               4.08 years                    2.17            600,000          2.00
  3.50 to 4.50       120,000               4.98 years                    4.50            120,000          4.50
                   ---------                                                           ---------
                   1,668,878                                                           1,548,878
                   =========                                                           =========

NOTE 8 COMMITMENTS AND CONTINGENCIES

     The Company leases office space under a noncancellable operating lease expiring December 31, 1998. Lease commitments at December 31, 1996, are payable $136,192 in 1997 and $134,184 in 1998. Lease payments in 1996, 1995 and 1994 were $133,755, $66,212 and $84,747, respectively.

     No material legal proceedings are pending.

     The Company is unaware of any possible exposure from actual or potential claims or lawsuits involving environmental matters. As such, no liability has been accrued as of December 31, 1996 and 1995.

NOTE 9 SUBSEQUENT EVENTS (UNAUDITED)

     On May 20, 1997, the Company purchased all of the outstanding capital stock of BEC. The purchase price was approximately $10,640,000. BEC's assets consist of working interests in fourteen oil and gas wells located in the Big Escambia Creek Field in Escambia County, Alabama. The acquisition was financed with a $10,600,000 advance under the Revolver Note. In addition, the Company acquired other interests in oil and gas properties, including a 10% interest in a concession in the Santa Elena Peninsula in Ecuador for approximately $2,500,000 and 22.68% working interest in the Albert Philyaw Unit 8-1 #1 well located in the Big Escambia Creek Field in Escambia County, Alabama, for approximately $3,300,000. The acquisition of the interests were financed through a combination of cash flow from operations and advances under the Revolver Note. These transactions will be accounted for under the purchase method of accounting.

                          SOUTHERN MINERAL CORPORATION

NOTE 10 QUARTERLY FINANCIAL DATA (UNAUDITED)

     Selected quarterly financial data of the Company are presented below for the years ended December 31, 1996 and 1995:

                                                                                        FULLY
                                                  INCOME                   PRIMARY     DILUTED
                                                  (LOSS)        NET        INCOME      INCOME
                                                   FROM        INCOME      (LOSS)      (LOSS)
                                   REVENUES     OPERATIONS     (LOSS)     PER SHARE   PER SHARE
                                  -----------   ----------   ----------   ---------   ---------
1996
  QUARTER
  March 31......................  $ 3,010,000   $1,006,000   $  825,000    $ 0.13      $ 0.12
  June 30.......................    2,819,000    1,386,000      620,000      0.09        0.09
  September 30..................    3,031,000    1,051,000      627,000      0.09        0.08
  December 31...................    3,373,000      626,000      362,000      0.05        0.05
                                  -----------   ----------   ----------    ------      ------
                                  $12,233,000   $4,069,000   $2,434,000    $ 0.34      $ 0.33
                                  ===========   ==========   ==========    ======      ======
1995
  QUARTER
  March 31......................  $   441,000   $ (132,000)  $ (101,000)   $(0.02)     $(0.02)
  June 30.......................      656,000      (40,000)      (9,000)    (0.00)      (0.00)
  September 30..................      590,000       61,000       92,000      0.01        0.01
  December 31...................      527,000     (163,000)    (119,000)    (0.02)      (0.02)
                                  -----------   ----------   ----------    ------      ------
                                  $ 2,214,000   $ (274,000)  $ (137,000)   $(0.02)     $(0.02)
                                  ===========   ==========   ==========    ======      ======

NOTE 11 RETIREMENT BENEFITS

     The Company terminated its 401(k) Retirement Plan in 1995, and adopted a Simplified Employee Pension Plan ("SEP"). The SEP allows employees to defer part of their salary. Employer contributions are optional, and the Company will determine annually whether it will contribute and at what level. The maximum amount that can be contributed annually per SEP plan participant from a combination of salary deferrals plus Company optional contributions is $22,500. In 1996, the Company's contribution, totaling $22,554, was 50% of the amount contributed by each of the participants in the plan.

     Prior to October 1, 1995, the Company had a 401(k) retirement plan covering all of its eligible employees. Under the 401(k) plan, subject to certain plan limitations and certain provisions of the Internal Revenue Code, plan participants could contribute up to 15% of their pre-tax compensation. For the years ended December 31, 1994 and 1995, the Company contributed a matching contribution limited to 5% of each plan participant's compensation, except an additional qualified non-elective contribution of 3% of participant's compensation was made for non-key employees. The Company's contributions amounted to $5,000 and $16,000 in 1995 and 1994, respectively.

NOTE 12 GEOGRAPHIC DATA

     The Company is an independent oil and gas company engaged in the acquisition, development and exploration of oil and natural gas properties. All earnings before January 1, 1996 were domestic earnings.

                          SOUTHERN MINERAL CORPORATION

Information about the Company's operations by geographic area for the year ended December 31, 1996 is as follows (in thousands):

                                                               U. S.    CANADA     TOTAL
                                                              -------   -------   -------
Year ended December 31, 1996
Oil and gas sales...........................................  $ 8,136   $ 3,644   $11,780
Gain on sales of properties and other assets................      424        29       453
                                                              -------   -------   -------
          Total revenue.....................................    8,560     3,673    12,233
                                                              -------   -------   -------
Expense:
  Production................................................    1,880       862     2,742
  Exploration...............................................      821        44       865
  Depreciation, depletion and amortization..................    1,896       979     2,875
  General and administrative................................      802       880     1,682
                                                              -------   -------   -------
                                                                5,399     2,765     8,164
                                                              -------   -------   -------
Interest and other income...................................       99       187       286
Interest expense............................................   (1,242)        0    (1,242)
                                                              -------   -------   -------
Income before income taxes..................................    2,018     1,095     3,113
Income taxes................................................      319       360       679
                                                              -------   -------   -------
Net income..................................................  $ 1,699   $   735   $ 2,434
                                                              =======   =======   =======
Identifiable assets as of December 31, 1996.................  $17,646   $ 6,269   $23,915
Corporate assets-cash and cash equivalents..................                          471
                                                                                  -------
          Total assets......................................                      $24,386
                                                                                  =======
Identifiable assets as of December 31, 1995.................  $14,878   $ 6,227   $21,105
Corporate assets-cash and cash equivalents..................                          562
                                                                                  -------
          Total assets......................................                      $21,667
                                                                                  =======

NOTE 13 OIL AND GAS PRODUCING ACTIVITIES

     The Company's capitalized costs of all oil and gas properties and related allowances for depreciation and depletion are as follows at December 31 (in thousands):

                                                               1996       1995
                                                              -------    -------
Proved properties...........................................  $24,888    $20,530
Unproved properties.........................................      525         15
Less accumulated depreciation, depletion and amortization...   (5,072)    (2,758)
                                                              -------    -------
          Total.............................................  $20,341    $17,787
                                                              =======    =======

     The Company's share of oil and gas revenues produced from its royalty interests was $979,000, $169,000 and $170,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

                          SOUTHERN MINERAL CORPORATION

     Costs incurred in oil and gas property acquisition, exploration and development activities were as follows (in thousands):

                                                     UNITED STATES    CANADA      TOTAL
                                                     -------------    -------    -------
AS OF DECEMBER 31, 1996
Property acquisition costs
  Proved...........................................     $ 4,595       $    --    $ 4,595
  Unproved.........................................          --            --         --
Exploration costs..................................         373            --        373
Development cost...................................         426           642      1,068
                                                        -------       -------    -------
          Total costs incurred.....................       5,394           642      6,036
                                                        =======       =======    =======
AS OF DECEMBER 31, 1995
Property acquisition costs
  Proved...........................................      17,785            --     17,785
  Unproved.........................................         876            --        876
Exploration costs..................................         214            --        214
Development cost...................................         248            --        248
                                                        -------       -------    -------
          Total costs incurred.....................      19,123            --     19,123
                                                        =======       =======    =======
AS OF DECEMBER 31, 1994
Property acquisition costs
  Proved...........................................          --            --         --
  Unproved.........................................         225            --        225
Exploration costs..................................         657            --        657
Development cost...................................         225            --        225
                                                        -------       -------    -------
          Total costs incurred.....................     $ 1,107       $    --    $ 1,107
                                                        =======       =======    =======

RESERVE QUANTITY INFORMATION (UNAUDITED)

     The following two tables reflect the estimated proved reserves of the Company. The oil and gas reserves are principally located onshore in the continental United States and Canada. The information is provided by the Company and audited by the independent petroleum engineering firms Netherland, Sewell and McDaniel & Associates for the United States and Canadian reserves, respectively.

                          SOUTHERN MINERAL CORPORATION

                                                    U.S.                     CANADA                     TOTAL
                                           -----------------------    ---------------------    ------------------------
                                              OIL          GAS          OIL          GAS          OIL           GAS
            PROVED RESERVES                 (BBLS)        (MCF)        (BBLS)       (MCF)        (BBLS)        (MCF)
            ---------------                ---------    ----------    --------    ---------    ----------    ----------
Balance, December 31, 1993.............      474,486     1,238,857          --           --       474,486     1,238,857
Extensions, discoveries and
  additions............................       45,834       245,190          --           --        45,834       245,190
Revisions of previous estimates........     (213,258)     (397,443)         --           --      (213,258)     (397,443)
Production.............................      (78,866)     (300,544)         --           --       (78,866)     (300,544)
                                           ---------    ----------    --------    ---------    ----------    ----------
Balance, December 31, 1994.............      228,196       786,060          --           --       228,196       786,060
Extensions, discoveries and
  additions............................           66         8,449          --           --            66         8,449
Revisions of previous estimates........      (24,715)     (145,903)         --           --       (24,715)     (145,903)
Purchases of minerals in place.........      568,702    20,400,151     868,495    5,786,239     1,437,197    26,186,390
  Production...........................      (84,848)     (404,319)         --           --       (84,848)     (404,319)
                                           ---------    ----------    --------    ---------    ----------    ----------
Balance, December 31, 1995.............      687,401    20,644,438     868,495    5,786,239     1,555,896    26,430,677
Extensions, discoveries and
  additions............................        6,081       479,336      31,351    1,506,458        37,432     1,985,794
Revisions of previous estimates........       33,975      (519,051)    (35,593)     528,330        (1,618)        9,279
Purchase of minerals in place..........      109,252     4,590,014          --           --       109,252     4,590,014
Production.............................     (120,855)   (2,396,379)   (112,563)    (961,527)     (233,418)   (3,357,906)
                                           ---------    ----------    --------    ---------    ----------    ----------
Balance, December 31, 1996.............      715,854    22,798,358     751,690    6,859,500     1,467,544    29,657,858
                                           =========    ==========    ========    =========    ==========    ==========
Proved Developed Reserves
Balance, December 31, 1994.............      228,196       786,060          --           --       228,196       786,060
Balance, December 31, 1995.............      661,852    20,446,505     868,495    5,786,239     1,530,347    26,232,744
Balance, December 31, 1996.............      608,705    19,361,667     751,690    6,859,500     1,360,395    26,221,167

     The revisions in the Company's estimated reserves in 1994 were primarily the result of downward adjustments to the Company's oil and gas properties in the Hub, Bandera, Stateline and Cascade Deep fields. Production from these fields was substantially below those projected by an independent petroleum engineering firm, resulting in subsequent downward adjustments.

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS (UNAUDITED)

     The information that follows has been developed by the Company pursuant to procedures prescribed by Statement No. 69 of the Financial Accounting Standards Board and utilizes reserve data estimated by Netherland, Sewell and McDaniel & Associates, independent petroleum engineering firms and by the Company. The information may be useful for certain comparison purposes, but should not be solely relied upon in evaluating the Company or its performance. Moreover, the projections should not be construed as realistic estimates of future cash flows, nor should the standardized measure be viewed as representing current value.

     The future cash flows are based on sales prices, costs, and statutory income tax rates in existence at the dates of the projections. Since future projections are inherently imprecise, material revisions to reserve estimates may occur in the future. Further, production of the oil and gas reserves may not occur in the periods assumed, and actual prices realized and actual costs incurred are expected to vary from those used. Management does not rely upon the information that follows in making investment and operating decisions; rather, those decisions are based upon a wide range of factors, including estimates of probable reserves, proved reserves, and price and cost assumptions different from those reflected herein.

                          SOUTHERN MINERAL CORPORATION

     The following table sets forth the standardized measure of discounted future net cash flows from projected production of the Company's proved oil and gas reserves as of December 31 (all Company reserves were located in the United States prior to 1995):

                                                       U.S.       CANADA      TOTAL
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
AT DECEMBER 31, 1996
Future cash inflows................................  $109,510    $ 29,283    $138,793
Future production and development costs............   (22,340)    (10,569)    (32,909)
Future income taxes................................   (22,719)     (4,869)    (27,588)
                                                     --------    --------    --------
          Future net cash flows....................    64,451      13,845      78,296
10% annual discount................................   (24,842)     (4,119)    (28,961)
                                                     --------    --------    --------
Standardized measure of discounted future
  net cash flows...................................    39,609       9,726      49,335
                                                     ========    ========    ========
AT DECEMBER 31, 1995
Future cash inflows................................    53,075      21,063      74,138
Future production and development costs............   (12,827)     (9,520)    (22,347)
Future income taxes................................    (9,165)     (1,938)    (11,103)
                                                     --------    --------    --------
          Future net cash flows....................    31,083       9,605      40,688
10% annual discount................................   (13,793)     (2,295)    (16,088)
                                                     --------    --------    --------
Standardized measure of discounted future
  net cash flows...................................    17,290       7,310      24,600
                                                     ========    ========    ========
AT DECEMBER 31, 1994
Future cash inflows................................     4,891          --       4,891
Future production and development costs............    (1,412)         --      (1,412)
Future income taxes................................      (697)         --        (697)
                                                     --------    --------    --------
          Future net cash flows....................     2,782          --       2,782
10% annual discount................................      (448)         --        (448)
                                                     --------    --------    --------
Standardized measure of discounted future
  net cash flows...................................  $  2,334    $     --    $  2,334
                                                     ========    ========    ========

                          SOUTHERN MINERAL CORPORATION

     The following are the principal sources of change in the standardized measure of discounted future net cash flows:

                                                         1996       1995       1994
                                                       --------    -------    -------
                                                               (IN THOUSANDS)
Standardized measure -- beginning of year............  $ 24,600    $ 2,334    $ 4,035
Oil and gas sales, net of production costs...........    (9,038)    (1,388)    (1,199)
Sales of reserves in place...........................      (166)        --         --
Purchases of reserves in place.......................    13,001     25,346         --
Net changes in prices, net of production costs.......    21,735        (73)       (78)
Extensions and discoveries...........................     6,259         14        810
Revisions to previous quantity estimates.............    (1,528)      (390)    (1,835)
Net change in income taxes...........................   (11,930)    (2,311)        --
Accretion of discount................................     2,725        284        454
Changes in estimated future development costs........      (786)       230         27
Developmental costs incurred during the period that
  reduced future development costs...................       480         --         --
Changes in production rates and other................     3,983        554        120
                                                       --------    -------    -------
Standardized measure -- end of year..................  $ 49,335    $24,600    $ 2,334
                                                       ========    =======    =======

======================================================

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE UNDERWRITERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR QUALIFIED SOLICITATION IS NOT TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION OR OFFER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Forward-Looking Statements............    9
Risk Factors..........................    9
Price Range of Common Stock...........   16
Dividend Policy.......................   16
Use of Proceeds.......................   16
Capitalization........................   17
Selected Consolidated Historical and
  Pro Forma Financial Data............   18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   19
Business..............................   24
Management............................   33
Description of Debentures.............   35
Description of Credit Facility........   44
Description of Capital Stock..........   45
Underwriting..........................   47
Legal Matters.........................   48
Experts...............................   48
Available Information.................   49
Incorporation of Certain Documents by
  Reference...........................   49
Glossary..............................  G-1
Index to Financial Statements.........  F-1

======================================================
======================================================

                                  $36,000,000
                          SOUTHERN MINERAL CORP. LOGO

                          SOUTHERN MINERAL CORPORATION

                        6.875% CONVERTIBLE SUBORDINATED
                              DEBENTURES DUE 2007
                               -----------------

                                   PROSPECTUS

                               -----------------

                         MORGAN KEEGAN & COMPANY, INC.

                               MCDONALD & COMPANY
                                SECURITIES, INC.

                         RAUSCHER PIERCE REFSNES, INC.

                                October 2, 1997

======================================================